Exhibit 2.1

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ACELYRIN, INC.,

WH1, INC.,

WH2, LLC,

VALENZABIO, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of December 20, 2022

i

(continued)

(continued)

(continued)

EXHIBIT INDEX

Exhibit A	Form of Stockholder Written Consent

Exhibit B	Restrictive Covenant Agreement

Exhibit C	Support Agreement

Exhibit D	Certificate of Incorporation of the First-Step Surviving Corporation

Exhibit E	Bylaws of the First-Step Surviving Corporation

Exhibit F	Certificate of Formation of the Surviving Entity

Exhibit G	Limited Liability Company Agreement of the Surviving Entity

Exhibit H	Payout Spreadsheet

Exhibit I	Equity Forfeiture Agreement

Exhibit J	Unaccredited Optionholders

Exhibit K	Non-Continuing Consultant Optionholders

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is made and entered into as of December 20, 2022 (the “Agreement Date”), by and among: (i) ACELYRIN, INC., a Delaware corporation (“Parent”); (ii) WH1, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“First Merger Sub”); (iii) WH2, LLC, a Delaware limited liability company and a wholly owned, direct subsidiary of Parent (“Second Merger Sub” and with First Merger Sub, each a “Merger Sub” and together, the “Merger Subs”); (iv) ValenzaBio, Inc., a Delaware corporation (the “Company”); and (v) solely in its capacity as the representative of the Sellers, Shareholder Representative Services LLC, a Colorado limited liability company (the “Seller Representative”). Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.

RECITALS

A. The Company, Parent and First Merger Sub intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the First Merger, First Merger Sub shall cease to exist and the Company shall become a wholly owned subsidiary of Parent.

B. As part of the same overall transaction, promptly following the First Merger, the Company, Parent and Second Merger Sub intend to effect a merger of the First-Step Surviving Corporation (as defined herein) with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), whereupon consummation of the Second Merger, the First-Step Surviving Corporation shall cease to exist and Second Merger Sub shall survive the Second Merger as a continuing wholly owned subsidiary of Parent.

C. For U.S. federal and applicable state and local income tax purposes, it is intended that the Mergers contemplated herein shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

D. A special committee of the board of directors of the Company (the “Company Committee”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) resolved to recommend that the stockholders of the Company adopt this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for adoption.

E. The board of directors of Parent (the “Parent Board”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) resolved to recommend that the stockholders of Parent adopt this Agreement to the extent required by Parent’s organizational documents; and (iv) directed that this Agreement be submitted to the stockholders of Parent for adoption to the extent required by Parent’s organizational documents.

F. The respective boards of directors of Parent and First Merger Sub, the Company Committee, and the sole member of Second Merger Sub, have each approved, adopted and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA.

G. As promptly as practicable, but in no event later than 24 hours after the execution of this Agreement, Company Stockholders representing the Electing Holders (as defined in the Company Voting Agreement) will deliver to Parent and the Company (i) a duly executed irrevocable written consent in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent”), which written consent constitutes the receipt of the Requisite Stockholder Approvals and (ii) a duly executed Support Agreement.

H. The parties hereto desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other Transactions and also to prescribe certain terms and conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided.

1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

“280G Covenant” has the meaning set forth in Section 5.8.

“401(k) Plan” has the meaning set forth in Section 5.7.

“Act” has the meaning set forth in Section 5.13(c).

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

“Acquisition Transaction” means (i) the purchase, issuance, grant (other than pursuant to the exercise of Company Options), or disposition of any capital stock or other securities of the Company (other than pursuant to the Equity Forfeiture Agreements), or of all or any part of the assets of the (other than non-exclusive licenses to customers of the Company in the Ordinary Course) or (ii) any merger, consolidation, business combination or similar transaction involving the Company, in each case other than with Parent or its Affiliates.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Anti-Money Laundering, Export Control and Sanctions Laws” has the meaning set forth in Section 3.24(b).

“Anticipated Consultants” has the meaning set forth in Section 6.2(t).

“Base Consideration” means an amount equal to Two Hundred Forty-Seven Million Three and 06/100 Dollars ($247,000,003.06).

“Business” means the development, research, manufacturing, testing and commercialization of therapies for autoimmune and inflammatory diseases, as currently conducted and proposed to be conducted, including the research, development, manufacture, and where applicable, the commercialization of any Company Product.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.6(b).

“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136) and all rules, any regulations issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the fair market value of all cash and cash equivalents (including short-term marketable securities) held by the Company as of the Closing (before taking into account the consummation of the Transactions), determined in accordance with GAAP (including, for the avoidance of doubt, inbound wire transfers of deposits in transit), excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts and outbound wire transfers or deposits in transit, (ii) restricted balances, and (iii) amounts held in escrow.

“Closing Company Debt” means the Company Debt of the Company as of the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Closing (before taking into account the consummation of the Transactions), determined in accordance with GAAP.

“Closing Pay-Off Indebtedness Documentation” has the meaning set forth in Section 6.1(k).

“Closing Stock Consideration Amount” means an amount equal to the sum of (a) Base Consideration, minus (b) the Indemnity Holdback, minus (c) the Expense Fund.

“Closing Transaction Expenses” means the Company Transaction Expenses as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 3.7(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Capital Stock” means the Company Preferred Stock and the Company Common Stock.

“Company Capital Stock Certificate” means a certificate representing shares of Company Capital Stock that are issued and outstanding as of immediately prior to the First Effective Time, or an electronic book entry on the Company’s electronic stock ledger. For the avoidance of doubt, if and to the extent outstanding shares of Company Capital Stock are represented by certificates held in electronic form, then references herein to “Company Capital Stock Certificate” shall refer to such certificate in electronic form.

“Company Charter” means the amended and restated certificate of incorporation of the Company, as amended.

“Company Committee” has the meaning set forth in the Recitals.

“Company Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Company Contractor” means any current or former independent contractor, vendor, consultant, contractor, sub-contractor, temporary employee, leased employee, advisory board member, or other agent used by the Company and classified by the Company as other than an employee, or compensated other than through Form W-2 wages paid by the Company through the Company’s payroll function.

“Company Data” means all confidential or proprietary data collected, generated, or received by the Company in connection with the development, research, manufacturing, testing, marketing, delivery, or use of any Company Product or the Business, including Personal Information, and within the possession or control of the Company.

“Company Debt” means as at any time with respect to the Company, without duplication: (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all Liabilities of the Company under or in connection with drawn letters of credit, bankers’ acceptances, performance bonds, surety bonds, fidelity bonds or similar items; (iii) all Liabilities for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price obligations (other than trade payables or accruals incurred in the Ordinary Course); (iv) all Liabilities arising from cash/book overdrafts; (v) all Liabilities in respect of any capital lease or financing lease under GAAP and Liabilities arising under conditional sales Contracts or other similar title retention agreements; (vi) all Liabilities with respect to vendor advances or any other advances made to the Company, (vii) all Liabilities secured by a Lien upon any property or assets owned by the Company, (viii) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging or other similar agreement designed to protect the Company against fluctuations in interest rates; (ix) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit obligations; (x) any unpaid Pre-Closing Taxes calculated in accordance with Section 5.5(i); (xi) any Liability for deferred revenue (calculated in accordance with GAAP); (xii) any Liability relating to any unpaid contributions or other obligations owed in respect of any Company Employee Plan; (xiii) deferred rent; (xiv) guarantees of the obligations described in clauses (i) through (xiii) above of any other Person, in each case, outstanding as of the Closing; and (xv) fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due with respect to the indebtedness referred to in clauses (i) through (xiv) above.

“Company Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in Article III.

“Company Employee” means any current or former employee of the Company.

“Company Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, retention plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans, agreements or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any Subsidiary of the Company sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current employee, officer or director of the Company or any Subsidiary of the Company (or their spouses, dependents, or beneficiaries), or under which the Company has or would reasonably be expected to have any liability.

“Company Equity Plan” means the Company’s 2020 Equity Incentive Plan.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Licensed Intellectual Property.

“Company’s Knowledge” (or any similar formulation) means the actual knowledge of [***], assuming reasonable inquiry of direct reports.

“Company Leases” has the meaning set forth in Section 3.6.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Option” means an option to acquire shares of Company Common Stock granted pursuant to the Company Equity Plan.

“Company Optionholder” means a holder of a Company Option as set forth on the Payout Spreadsheet, immediately prior to the First Effective Time.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned solely or jointly by the Company or any of its Affiliates.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series Seed Preferred Stock.

“Company Products” means all product candidates, products or services developed, researched, manufactured, tested, produced, offered, marketed, licensed, sold, distributed or performed by or on behalf of the Company.

“Company’s Representatives” has the meaning set forth in Section 5.4(a).

“Company Restricted Stock” means unvested (or otherwise subject to a substantial risk of forfeiture) shares of Company Common Stock as of immediately prior to the First Effective Time, after taking into account any acceleration of vesting.

“Company Restricted Stockholder” means a holder of shares of Company Restricted Stock as set forth in the Payout Spreadsheet, immediately prior to the First Effective Time.

“Company Series A Preferred Stock” means shares of the Company’s Series A preferred stock, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means shares of the Company’s Series Seed preferred stock, par value $0.0001 per share.

“Company Severance Plan” means the ValenzaBio, Inc. Severance Plan and Summary Plan Description, dated as of September 2, 2022.

“Company Software” all computer programs (including any software implementations of algorithms, models and methodologies, whether in source code or object code) that have been authored by or for the Company, embody Company Owned Intellectual Property, and the confidential and proprietary nature of the source code to which is material to the Business as currently conducted.

“Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Software.

“Company Stockholders” means holders of all of the issued and outstanding Company Capital Stock.

“Company Systems” has the meaning set forth in Section 3.12(i).

“Company Technology” means the (i) Company Products, (ii) Enabled Products, (iii) Company Intellectual Property, (iv) Company Data, or (v) Company Source Code.

“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by the Company to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions, plus (ii) (A) any cash bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions, at or before the Closing and not contingent upon the occurrence of any subsequent event (other than execution of a release of claims or similar agreement or other ministerial events), by the Company to any present or former director, stockholder, optionholder, employee or consultant, including pursuant to an employment agreement, Company Employee Plan or policy or any other Contract, and (B) without duplication of any other amounts included within this definition, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (A) and (B), as a result of the consummation of the Transactions (including the Mergers) or in connection with the execution and delivery of the Agreement or any other Transaction Document, plus (iii) the employer’s share of any employment or payroll Taxes that are accrued or payable as of the Closing Date in connection with any amounts described in (ii)(A) or (B) of this definition of Company Transaction Expenses to the extent not already taken into account in connection with calculating the Merger Consideration, in each case (i) through (iii) above, to the extent such amount is unpaid as of the Closing plus (iv) all of the costs and expenses incurred in connection with obtaining the D&O Tail Insurance, plus (v) fifty percent (50%) of the costs and expenses incurred in connection with the Exchange Agent Agreement.

“Company Voting Agreement” means that certain Voting Agreement, dated as of March 25, 2021, by and among the Company and other parties signatory thereto, as amended.

“Confidential Information” means confidential or proprietary information concerning the Company, including such information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, Company Employees, Company Contractors, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, discovery, preclinical and clinical data, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, any other confidential information and confidential materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents.

“Confidentiality Agreement” has the meaning set forth in Section 5.15.

“Consulting Agreement” means a consulting agreement in a form reasonably satisfactory to Parent.

“Contract” means any binding written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Cooley” has the meaning set forth in Section 9.14.

“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (i) in the case of Software, be made available to any third party recipient in a form other than binary form (e.g., in source code form), (ii) be made available to any third party recipient for purposes of making derivative works, or (iii) be redistributable at no license fee. For the avoidance of doubt, “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means generally the novel coronavirus commonly referred to as COVID-19 (and all derivations or mutations thereof) and any medical conditions arising as a result of exposure thereto.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, or directives by any Governmental Authority applicable to the Company in connection with, or in response to, COVID-19.

“D&O Indemnified Persons” has the meaning set forth in Section 5.9.

“D&O Tail Insurance” has the meaning set forth in Section 5.9.

“Damages” means, with respect to any Person, without duplication, all claims, losses, liabilities, damages, fees, Taxes, interest, costs and expenses, including costs of investigation and defense and reasonable and fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third Party Claim, that are incurred by such Person.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Share” means any share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time and in respect of which appraisal rights have been perfected in accordance with Section 262 of the DGCL in connection with the Merger.

“DLLCA” has the meaning set forth in the Recitals.

“Enabled Product” means any biological target, composition, antibody, antigen, peptide, protein or other amino acid sequence identified, generated or validated in or by Company Technology, or created or reduced to practice through the use of Company Technology, or any product incorporating, comprising or derived from any of the foregoing.

“End Date” has the meaning set forth in Section 8.1(b).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Laws” has the meaning set forth in Section 3.19.

“Equity Forfeiture Agreement” means the equity forfeiture agreement in the form attached hereto as Exhibit I.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Agent” has the meaning set forth in Section 2.19(a).

“Exchange Agent Agreement” means that certain exchange agent agreement between Parent, the Seller Representative and the Exchange Agent in a form reasonably acceptable to Parent, the Seller Representative and the Exchange Agent.

“Exchange Ratio” means a fraction, (x) the numerator of which equals the Per Share Option Consideration and (y) the denominator of which equals Parent Common Stock Per Share Price.

“Expense Fund” shall have the meaning set forth in Section 9.13(c).

“FCPA” has the meaning set forth in Section 3.24(a).

“FD&C Permits” has the meaning set forth in Section 3.15(c).

“FDA” means the U.S. Food and Drug Administration or any successor agency.

“FDA Laws and Regulations” has the meaning set forth in Section 3.15(a).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“First Certificate of Merger” has the meaning set forth in Section 2.2.

“First Effective Time” has the meaning set forth in Section 2.2.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the introductory paragraph.

“First-Step Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Forfeited Equity” has the meaning set forth in the Equity Forfeiture Agreement.

“Fraud” means a claim for common law fraud under Delaware law.

“Fully Diluted Shares of Company Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options that are issued and outstanding immediately prior to the First Effective Time (excluding Company Options that will be terminated and cancelled pursuant to Section 2.7, but for the avoidance of doubt, including the Company Assumed Options).

“Fundamental Representations” means with respect to the Company, the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Capitalization), Section 3.4 (Non-contravention), Section 3.5 (Brokers’ Fees), Section 3.6 (Title to Assets) and Section 3.11 (Tax Matters).

“GAAP” means United States generally accepted accounting principles as in effect on the Agreement Date.

“General Indemnity Cap” means an amount of shares of the Share Consideration with a value equal to the Indemnity Holdback.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or any other public authority, or any department, division, branch or other instrumentality of the foregoing, whether foreign, federal, state or local.

“Hazardous Substance” has the meaning set forth in Section 3.19.

“Health Care Laws” means all Laws, as amended from time to time, pertaining to the development, research (including preclinical, nonclinical, and clinical research or studies), testing, production, manufacture, transfer, storing, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of drugs, biological products and medical devices, including, (i) the FDA Laws and Regulations; (ii) applicable self-referral or fraud and abuse laws promulgated by any Governmental Authority, HIPAA, and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the 21st Century Cures Act (Pub. L. 114-255), Section 543 of the Federal Public Health Services Act, and any state or federal law or regulation governing the privacy of individually-identifiable patient information; (iii) all related rules and regulations of (i) and (ii) and equivalent applicable Laws of other Governmental Authorities; and (iv) any other requirements of Laws relating to the Business.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 et seq., as amended and supplemented by the HITECH Act, when each is effective and as each is amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Company Option” means any Company Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the First Effective Time and that has a per share exercise price that is less than the Per Share Option Consideration.

“Income Tax” means, with respect to the Company, any Tax that is imposed on or measured by net income or gross income, however determined.

“Indemnification Demand” has the meaning set forth in Section 7.4(a).

“Indemnification Dispute Notice” has the meaning set forth in Section 7.4(a).

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Indemnifying Sellers” has the meaning set forth in Section 7.2(a).

“Indemnity Basket” has the meaning set forth in Section 7.5(a).

“Indemnity Holdback” means 3,970,997 shares of the Share Consideration.

“Indemnity Holdback Amount” means an amount equal to the Indemnity Holdback multiplied by the Parent Common Stock Per Share Price.

“Insurance Policy” has the meaning set forth in Section 3.20.

“Intellectual Property” means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (iii) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (iv) mask works and applications, registrations and renewals in connection therewith; and (v) Trade Secrets; (vi) Software; (vii) rights and interests in and to any websites, domain names, social media handles, URLs and similar items, taglines, social media identifiers (such as a Twitter® Handle) and related accounts; (viii) other proprietary rights; (ix) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (x) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intellectual Property License” has the meaning set forth in Section 3.12(b).

“Intended Tax-Free Treatment” has the meaning set forth in Section 2.17(a).

“IRS” means the U.S. Internal Revenue Service.

“IT System” means computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, owned or used by the Company that are within its custody, possession or control.

“Labor Agreement” has the meaning set forth in Section 3.16(a)(xiv).

“Law” means all applicable statutes, acts, awards, common laws, laws, ordinances, codes, notices, constitutions, rules, regulations, decisions, treaties, common law, judgments, decrees, rulings or other orders, approvals, directives, guidance, decrees, requirements or rules of or issued by any Governmental Authority, including, without limitation, Health Care Laws.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that is used in the business of the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements or written understandings, including all exhibits, amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, litigation, charge, complaint, demand, grievance, mediation, inquiry, audit, hearing, investigation, suit or other proceeding (public or private), whether at law or equity, brought, conducted or heard by or before, or otherwise involving, a Governmental Authority.

“Liabilities” means all debts, liabilities, commitments, deficiency, interest, Tax, penalty, fine, sanction and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment, deficiency, interest, Tax, penalty, fine, sanction or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(b).

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect is, or would reasonably be likely to be or become, materially adverse in relation to (a) the financial condition, assets (including intangible assets), business, or operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to perform or comply with the material covenants, agreements or obligations of such Person herein or to consummate the Merger in accordance with this Agreement and applicable Law; provided, however, that any Effect to the extent resulting or arising from any of the following shall not be deemed, either alone or in combination, to constitute or be considered in determining a Material Adverse Effect: (i) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (ii) any change in financing, banking or securities markets generally, (iii) any act of war, armed hostilities or terrorism, change in political environment or other force majeure events, or the escalation thereof, or any worsening thereof or actions taken in response thereto, (iv) any changes in applicable Law or the enforcement, implementation or interpretation thereof, and (v) any natural disaster or acts of God, including the occurrence, continuing or worsening of, and government or other response or reaction to, any epidemic or pandemic, provided, in the case of subsections (i) – (v), that such Effects do not, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other similarly situated Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 3.16(a).

“Material Vendor” has the meaning set forth in Section 3.26.

“Materiality Scrape Exclusions” means the “Material Adverse Effect” and other materiality qualifications included in (a) the defined terms “Material Adverse Effect”, “Material Contract” and “Material Vendor” and (b) Sections 3.7(a) and 3.9(a).

“Merger Consideration” means the aggregate consideration to which the Sellers are entitled pursuant to Article II of this Agreement after consummation of the Mergers.

“Merger Sub” and “Merger Subs” have the respective meanings set forth in the introductory paragraph.

“Mergers” has the meaning set forth in the Recitals.

“Most Recent FYE Financial Statements” means the audited consolidated balance sheet of the Company as of December 31, 2021, and the related statements of income, cash flows and stockholders’ equity for the 12-month period then ended.

“Multiemployer Plan” has the meaning set forth in ERISA Sections 3(37) and 4001(a)(3).

“Notice Period” has the meaning set forth in Section 7.3.

“OFAC” has the meaning set forth in Section 3.24(b).

“Off-the-Shelf Software” means Software and cloud services generally available on standard terms and obtained from a third party in the Ordinary Course.

“OIG” had the meaning set forth in Section 3.14(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses.

“Open Source Materials” means any Software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practice.

“OSS Triggering Manner” means use of any Open Source Materials in a manner that has subjected any Company Software to the terms of a Copyleft License requiring that any (i) source code of the Company Software be disclosed or distributed, (ii) Company Software be licensed for the purpose of making derivative works, or (iii) Company Software be redistributable at no charge.

“Out-of-the-Money Company Options” has the meaning set forth in Section 2.7(a).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Balance Sheet” has the meaning set forth in Section 4.9.

“Parent Balance Sheet Date” has the meaning set forth in Section 4.9.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means shares of Parent’s Class A Common Stock, $0.00001 par value per share.

“Parent Common Stock Per Share Price” means $6.2201 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Parent Common Stock after the Agreement Date).

“Parent Disclosure Schedule” means a document delivered by the Parent and the Merger Subs to Company referring to the representations and warranties in Article IV.

“Parent Financial Statements” has the meaning set forth in Section 4.9.

“Parent Indemnified Party” has the meaning set forth in Section 7.2(a).

“Parent Intellectual Property” has same meaning given to “Company Intellectual Property” in the Parent Series C SPA.

“Parent Investor Agreements” means (i) that certain Amended and Restated Right of First Refusal Agreement, dated September 9, 2022, by and among Parent and the parties signatory thereto and (ii) the Parent Voting Agreement.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries, except with respect to Section 4.10, where “Parent Material Adverse Effect” has the meaning set forth in the Parent Series C SPA.

“Parent Most Recent FYE Financial Statements” has the meaning set forth in Section 4.9.

“Parent Prepared Return” has the meaning set forth in Section 5.5(a).

“Parent’s knowledge” or “to Parent’s knowledge” has the same meaning given to “Knowledge” in the Parent Series C SPA.

“Parent’s Representatives” has the meaning set forth in Section 5.2.

“Parent Series C SPA” has the meaning set forth in Section 4.10.

“Parent Voting Agreement” means that certain Amended and Restated Voting Agreement, dated September 9, 2022, by and among Parent and the parties signatory thereto.

“Payout Spreadsheet” has the meaning set forth in Section 2.10.

“PCBs” has the meaning set forth in Section 3.19.

“Per Share Expense Fund Amount” means an amount of cash of the Expense Fund equal to (a)(i) the Expense Fund minus (ii) an amount of cash utilized by the Seller Representative pursuant to Section 9.13(c), (b) divided by the number of shares of Company Capital Stock outstanding on an as-converted basis as of immediately prior to the First Effective Time.

“Per Share Indemnity Holdback Release” means an amount of shares of the Indemnity Holdback equal to (a) (i) the Indemnity Holdback minus (ii) an amount of shares of the Indemnity Holdback either forfeited or subject to a claim for indemnity pursuant to Article VII, (b) divided by the number of shares of Company Capital Stock outstanding on an as-converted basis as of immediately prior to the First Effective Time.

“Per Share Option Consideration” means the quotient of (i) the Base Consideration, divided by (ii) the Fully Diluted Shares of Company Stock.

“Per Share Stock Consideration” means the quotient of (i) the Base Consideration, divided by (ii) the Fully Diluted Shares of Company Stock.

“Permits” has the meaning set forth in Section 3.23.

“Permitted Liens” means: (i) Taxes, assessments and other governmental levies, fees or charges that are (a) not due and payable or (b) being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course for amounts that do not detract from the value of the assets subject thereto or impair the operation of the Business; (iii) with respect to Leased Real Property, easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property in the operation of the Business; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental Regulations; and (v) non-exclusive licenses to Company Owned Intellectual Property granted in the Ordinary Course.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Personal Information” means any information that (i) relates to an identifiable individual, including any key-coded or otherwise pseudonymized data, or (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” or “protected health information” under applicable Laws.

“PNO” has the meaning set forth in Section 3.27.

“Pre-Closing Taxes” means (i) Taxes imposed on the Company for any and all Pre-Closing Tax Periods (for the avoidance of doubt, without regard to the due date for payment), (ii) any and all Taxes of another Person imposed on the Company, the First-Step Surviving Corporation or the Surviving Entity under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or pursuant to applicable Law, in each case, which Taxes relate to an event or transaction occurring before the Closing, (iii) any payroll Taxes with respect to any Pre-Closing Tax Period deferred by the Company to a period that is not a Pre-Closing Tax Period under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar state or local Law and (iv) the share of any Transfer Taxes borne by the Sellers pursuant to Section 5.5(e).

“Pre-Closing Tax Period” means (i) any Taxable period or portion thereof ending on or prior to the Closing Date and (ii) the portion of any Straddle Period ending on, and including, the Closing Date.

“Privacy Laws” means, collectively, (i) all applicable Laws relating to the privacy, protection, security, trans-border flow, loss, theft, breach notification, or the collection, use, storage, disclosure, transfer, or other processing of Personal Information; and (ii) any applicable rules relating to privacy, protection, security, trans-border flow, loss, theft, breach notification, or the collection, use, storage, disclosure, transfer, or other processing of Personal Information or Company Data of any applicable self-regulatory organizations with which the Company is or has been contractually obligated to comply.

“Privacy Policy” means any past or current public privacy policy, notice or other statement of the Company applicable to the collection, use, storage, disclosure, transfer, or other processing of Personal Information.

“Pro Rata Portion” means, with respect to any Company Stockholder, a percentage equal to the quotient of (i) the number of shares of Company Capital Stock held by such Company Stockholder as of immediately prior to the First Effective Time, divided by (ii) the total number of outstanding shares of Company Capital Stock of all Company Stockholders. For purposes of clarity, the sum of all “Pro Rata Portions” shall at all times equal one (1).

“Protected Communications” has the meaning set forth in Section 9.15(a).

“Public Official” means any (i) employee or officer of a Governmental Authority; (ii) person acting in an official capacity for or on behalf of any such Governmental Authority; (iii) federal, state, regional, county or municipal working person or functionary; (iv) employee or officer of an organization authorized by the local government to perform government functions; (v) personnel of federal, state, regional, county or municipality -owned or -controlled commercial corporations, enterprises, institutions or organizations (whether partially or wholly owned); (vi) outside directors of federal, state, regional, county or municipality-owned entities; (vii) legislators (whether full or part-time); (viii) person holding an honorary or ceremonial government position; (ix) royal family members; (x) political parties, political party officials and candidates for political office; and (xi) officers or employees of public international organizations.

“R&W Survival Date” has the meaning set forth in Section 7.1(b).

“Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Representative Losses” has the meaning set forth in Section 9.13(b).

“Requisite Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by the Company Stockholders holding at least (a) a majority of the shares of Company Common Stock then issued or issuable upon conversion of the shares of Company Preferred Stock and (b) a majority of the then outstanding shares of Common Stock (other than those issued or issuable upon conversion of the shares of Company Preferred Stock) held by Key Holders (as defined in the Company Voting Agreement) who are then providing services to the Company as officers, employees or consultants voting as a separate class.

“Restrictive Covenant Agreement” means the restrictive covenant agreement in the form attached hereto as Exhibit B.

“Rights Agreements” has the meaning set forth in Section 3.3(c).

“Sales Tax” has the meaning set forth in Section 3.11(o).

“Scheduled Permits” has the meaning set forth in Section 3.14(e).

“Second Certificate of Merger” has the meaning set forth in Section 2.2.

“Second Effective Time” has the meaning set forth in Section 2.2.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the introductory paragraph.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 3.13(b).

“Sellers” means the Company Stockholders and the Company Optionholders immediately prior to the First Effective Time.

“Seller Representative” has the meaning set forth in the introductory paragraph.

“Severance Obligations” means the liabilities of the Company pursuant to the Company Severance Plan.

“Share Consideration” means an amount of shares of Parent Common Stock equal to the Base Consideration divided by the Parent Common Stock Per Share Price.

“Software” means any computer programs and software code, including any (i) software validations and implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stock Consideration Shares” means an amount of shares of Parent Common Stock equal to the Closing Stock Consideration Amount divided by the Parent Common Stock Per Share Price.

“Stockholder Notice” has the meaning set forth in Section 5.13.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, means (i) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” means a support agreement in the form attached hereto as Exhibit C.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Claim” has the meaning set forth in Section 5.5(d).

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document, including any amendment thereof, filed or required to be filed with, or required to be supplied in copy to, a Governmental Authority with respect to Taxes.

“Third Party Claim” means any action, lawsuit, proceeding, investigation, audit or other claim against or involving an Indemnified Party by a third party.

“Trade Secrets” means trade secrets and confidential business information, comprising formulas, patterns, compilations, programs, devices, methods, techniques or processes, that derive independent economic value because they are not generally known or readily ascertainable by others, and which the owner takes reasonable measures to keep secret.

“Transaction Deductions” means all items of loss or deduction for applicable Income Tax purposes resulting from or attributable to (a) payments made with respect to Company Options pursuant to this Agreement and the payment of any bonuses, incentive equity, retention awards, or other compensatory payments made in connection with the Transactions on or about the Closing Date, (b) Company Transaction Expenses, provided, however, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29), the portion of such fee that will be treated as a “Transaction Deduction” shall be determined pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29, or (c) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off of the amortization of deferred financing.

“Transaction Documents” means this Agreement, the Certificates of Merger, the Stockholder Written Consent, the Support Agreement, the Restrictive Covenant Agreements, the Exchange Agent Agreement, Equity Forfeiture Agreement, the Consulting Agreements and such other documents and agreements entered into in connection with the Transactions.

“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Mergers and the other transactions and arrangements described in the Recitals and (ii) the execution, delivery and performance of the Transaction Documents other than this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.5(e).

“Treasury Regulations” means regulations promulgated by the IRS under the Code.

“Unaccredited Investor” has the meaning set forth in Section 2.7(b).

“Waived 280G Benefits” has the meaning set forth in Section 5.8.

“Withholding Agent” has the meaning set forth in Section 2.14.

1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Annexes, Schedules and Exhibits shall mean and refer to Articles, Sections, Annexes, Schedules and Exhibits of this Agreement; (b) any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Exhibits and Annexes hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof shall be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months shall be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day shall be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” shall be deemed references to United States dollars. The use of the word “including” or any variation thereof shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” shall not be exclusive. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information shall be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room made available to Parent and/or its external counsel no less than one (1) day prior to the Agreement Date, and which shall not have been modified or removed from such virtual data room prior to Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or prior drafts of any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or prior drafts of any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other such representation or warranty.

ARTICLE II

THE CONTEMPLATED TRANSACTIONS

2.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent following the First Merger. The Company, as the surviving corporation after the First Merger, is sometimes referred to herein as the “First-Step Surviving Corporation.”

(b) As part of a single integrated plan, at the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, the First-Step Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease, and Second Merger Sub shall continue as the surviving entity and as a wholly owned subsidiary of Parent following the Second Merger. The surviving entity after the Second Merger is sometimes referred to herein as the “Surviving Entity.”

2.2 Closing; Effective Times. Unless this Agreement is earlier terminated pursuant to Article VIII, subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VI, the closing of the Mergers (the “Closing”) shall take place on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by Parent and the Company. The Closing shall be effected by the electronic exchange of documents and signatures by electronic transmission, or by such other means or at such other place as the parties shall agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall cause the First Merger to be effected by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at the date and time of such filing of the First Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger (such time being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, Parent and Second Merger Sub shall cause the Second Merger to be effected by filing a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the date and time of such filing of the Second Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger (such time being the “Second Effective Time”).

2.3 Effects of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Corporation, which shall include the assumption by the First-Step Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the First-Step Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the First-Step Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

2.4 Organizational Documents.

(a) First-Step Surviving Corporation Certificate of Incorporation and Bylaws. At the First Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the certificate of incorporation of the First-Step Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law. At the First Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit E hereto, and, as so amended and restated, shall be the bylaws of the First-Step Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the First-Step Surviving Corporation and as provided by applicable Law.

(b) Surviving Entity Certificate of Formation and Limited Liability Company Agreement. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Second Merger Sub, in each case as in effect immediately prior to the Second Effective Time, shall be amended as set forth in the forms attached hereto as Exhibit F and Exhibit G, respectively.

2.5 Management of the First-Step Surviving Corporation and the Surviving Entity.

(a) Directors and Officers of First-Step Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the parties shall take all requisite action so that, from and after the First Effective Time: (i) the directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First-Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Corporation and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal; and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the First-Step Surviving Corporation, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

(b) Managers and Officers of Surviving Entity. Unless otherwise determined by Parent prior to the Second Effective Time, the parties shall take all requisite action so that, from and after the Second Effective Time: (i) the managers of Second Merger Sub immediately prior to the Second Effective Time shall be the managers of the Surviving Entity, to hold office in accordance with the provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Entity until their respective successors are duly elected and qualified or until such manager’s earlier death, resignation or removal; and (ii) the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

2.6 Effect of First Merger on Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of First Merger Sub, or on the part of the Company, Parent, First Merger Sub or any other Person, the following shall occur:

(a) Capital Stock of First Merger Sub. Each share of capital stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First-Step Surviving Corporation and collectively shall constitute the only outstanding shares of capital stock of the First-Step Surviving Corporation immediately following the First Merger and each stock certificate of First Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the First-Step Surviving Corporation.

(b) Cancellation of Securities Held by the Company and Parent. Any shares of Company Capital Stock that are owned by the Company (as treasury stock or otherwise), Parent or any direct or indirect wholly owned subsidiary of Parent or the Company, in each case, immediately prior to the First Effective Time (the “Cancelled Shares”), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:

(i) a certificate or book entry reflecting, for each share of Company Capital Stock, a number of shares of Parent Common Stock equal to the Per Share Stock Consideration, less the Per Share Expense Fund Amount and the Per Share Indemnity Holdback Release;

(ii) a contingent right to receive, subject to Section 2.15, an amount of cash equal to the Per Share Expense Fund Amount; and

(iii) a contingent right to receive a certificate or book entry reflecting a number of shares of Parent Common Stock equal to the Per Share Indemnity Holdback Release.

2.7 Effect of First Merger on Company Options and Company Restricted Stock. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, the Merger Sub, the Company or any Seller, subject to the terms of this Agreement:

(a) Each Company Option that is outstanding and unexercised as of immediately prior to the First Effective Time and that is not an In-the-Money Company Option (each an “Out-of-the-Money Company Option”) shall automatically be terminated and cancelled immediately prior to the First Effective Time without any payment therefor.

(b) Each vested Company Option (including any Company Option that vests on an accelerated basis as a result of the First Merger) that is not an Out-of-the-Money Company Option and that (i) is unexpired, unexercised and outstanding immediately prior to the First Effective Time (ii) the Company has identified on Exhibit J and determined, in its reasonable judgment, is held by an individual that is not an “accredited investor” within the meaning of Rule 501 of the Securities Act (an “Unaccredited Investor”), and (iii) is held by an individual who has not, as of the First Effective Time, entered into a Consulting Agreement with Parent, shall be automatically terminated and cancelled immediately prior to the First Effective Time in exchange for a right to receive a cash payment per share subject to such vested Company Option in an amount equal to the Per Share Option Consideration minus the per share exercise price of such vested Company Option. All cash amounts payable pursuant to this Section 2.7(b) shall be paid pursuant to the Company’s or Surviving Entity’s (as applicable) standard payroll procedures.

(c) Each vested Company Option (including any Company Option that vests on an accelerated basis as a result of the Merger) that is not an Out-of-the-Money Company Option and that (i) is unexpired, unexercised and outstanding immediately prior to the First Effective Time (ii) the Company has identified on Exhibit K and determined, in its reasonable judgment, is held by an individual that is an “accredited investor” within the meaning of Rule 501 of the Securities Act (an “Accredited Investor”), and (iii) is held by an individual who has not, as of the First Effective Time, entered into a Consulting Agreement with Parent, shall be automatically terminated and cancelled immediately prior to the First Effective Time and the holder thereof shall be issued a number of whole shares of Company Common Stock equal to (i) (A) the number of shares of Company Common Stock subject to the vested Company Option immediately prior to the First Effective Time, multiplied by (B) the amount by which the Per Share Option Consideration exceeds the exercise price per share of such Company Vested Option, divided by (ii) the Per Share Option Consideration. As of the First Effective Time, each outstanding share of Company Common Stock issued in accordance with the foregoing shall be cancelled and shall be exchanged for the right of the holder to receive the consideration set forth in Section 2.6(c).

(d) At the First Effective Time, by virtue of the Merger, without any action on the part of any party hereto or any holder thereof, each Company Option that is not an Out-of-the-Money Company Option, that is outstanding immediately prior to the First Effective Time and that is not covered by Section 2.7(a), Section 2.7(b) or Section 2.7(c) shall be assumed at the First Effective Time, and be converted into an option denominated in shares of Parent Common Stock (each such option a “Company Assumed Option”). The number of shares of Parent Common Stock subject to each Company Assumed Option shall be determined by multiplying the number of shares of Company Common Stock subject to such option immediately prior to the First Effective Time by the Exchange Ratio (with the aggregate number of shares rounded down to a whole number of shares on a holder-by-holder basis) and the exercise price per share of Parent Common Stock subject to each Company Assumed Option shall equal the quotient of the exercise price per share of such Company Assumed Option divided by the Exchange Ratio, rounded up to the nearest cent. The assumption and adjustment of the Company Assumed Options in accordance with this Section 2.7(d) shall preserve the compensation element of each Company Assumed Option as of the First Effective Time and is intended to satisfy the requirements of Treasury Regulations Section 1.424-1 (to the extent such Company Assumed Options were intended to be incentive stock options) and of Treasury Regulations Section 1.409A-1(b)(5)(v)(D).

(e) Each Company Assumed Option that is held by an individual that has, as of the First Effective Time, entered into a Consulting Agreement with Parent, shall be deemed vested immediately following the First Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the First Effective Time, and shall vest on the same schedule as the vesting schedule in the respective Company Assumed Option. Notwithstanding the foregoing, each Company Assumed Option shall vest in full on an accelerated basis on the earliest to occur of (i) March 31, 2023, and (ii) a termination of the Company Assumed Option holder’s service relationship with Parent without Cause (as defined in the Consulting Agreement).

(f) Each Company Assumed Option that is held by an individual that has, as of the First Effective Time, not entered into a Consulting Agreement with Parent, shall be deemed fully vested immediately following the First Effective Time. The holder of each such Company Assumed Option shall have until the expiration of the ninety (90) day post-termination exercise period in which to exercise his or her Company Assumed Option.

(g) In connection with the assumption of each Company Assumed Option held by an individual that has, as of the First Effective Time, entered into a Consulting Agreement with Parent, no later than ten Business Days following the first Effective Time, Parent shall amend each such option to provide that the company Assumed Option shall be exercisable on or before the earlier of (i) twelve (12) months following the holder’s termination of continuous service with Parent, or (ii) the applicable expiration date of the Company Assumed Option.

(h) As of the First Effective Time, each outstanding share of Company Restricted Stock shall be canceled and shall be exchanged for the right of the holder to receive the consideration set forth in Section 2.6(c).

(i) The Company shall, prior to the First Effective Time, take all actions reasonably necessary in order to effect the provisions of this Section 2.7, including, without limitation, seeking all necessary approvals and providing any notice required under the terms of the applicable Company Equity Plan or agreements, and terminate all Company Equity Plans or agreement and the shares reserved thereunder as of the First Effective Time, in each case after consultation with, and subject to the reasonable approval of, Parent.

2.8 Effect of First Merger on Outstanding Employee Loan. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, the Merger Sub, the Company or any Seller, subject to the terms of this Agreement, any outstanding and unpaid loan balance, including any principal and accrued interest thereon, under the Promissory Note, dated as of May 15, 2020, by and between the Company and Stephen Thomas, shall be settled in full by the forfeiture of a number of shares of Company Common Stock held by Stephen Thomas, in accordance with the terms of the Restricted Stock Award Grant Notice and Agreement, dated May 8, 2020, by and between the Company and Stephen Thomas, as amended. For the avoidance of doubt, such forfeited shares shall be in addition to any shares of Company Common Stock forfeited by Stephen Thomas in accordance with Section 6.2(q) and the Equity Forfeiture Agreement.

2.9 Rights Cease to Exist. As of the First Effective Time, all shares of Company Capital Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the rights set forth in this Article II.

2.10 No Fractional Shares. Notwithstanding any provision herein to the contrary, no fractional shares of Parent Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Parent Common Stock issuable to a single Seller on a particular date shall be aggregated and then rounded up to the nearest whole number).

2.11 Payout Spreadsheet. Attached as Exhibit H hereto is a spreadsheet (the “Payout Spreadsheet”), to be updated and certified by the Chief Executive Officer of the Company and setting forth, as of a date no later than five (5) Business Days prior to the Closing: (i) with respect to the Sellers: (A) the name and address of each Seller immediately prior to the Closing; (B) the Pro Rata Portion of each Seller, including the Pro Rata Portion of each Seller of the Indemnity Holdback Amount and Expense Fund; (C) the number of shares of the Share Consideration that each such Seller is eligible to receive and the number of shares of the Stock Consideration Shares that each such Seller is eligible to receive; (D) any amounts required to be withheld; (E) with respect to each Company Stockholder, the number and type of shares of Company Capital Stock held by such Company Stockholder immediately prior to the Closing; (F) with respect to each Company Optionholder or Company Restricted Stockholder, the number of Company Options or shares of Company Restricted Stock held by each Company Optionholder or Company Restricted Stock holder, as applicable, immediately prior to the Closing and the grant date, exercise price and vesting schedule thereof; (G) the amount of Merger Consideration payable to each such Company Optionholder and Company Restricted Stock holder; and (ii) the Sellers’ good faith calculation of the Closing Stock Consideration Amount, the Per Share Stock Consideration, the Per Share Indemnity Holdback Release, the Per Share Expense Fund Amount and the projected closing balance sheet of the Company. The parties agree that Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will have the right to rely on the Payout Spreadsheet as setting forth an accurate listing of all amounts due to be paid by Parent, First Merger Sub, Second Merger Sub and the Company to the Sellers in exchange for all outstanding shares of Company Common Stock. Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Sellers in accordance with the Payout Spreadsheet and this Agreement other than performance of its obligations as set forth herein.

2.12 Payments at Closing.

(a) At the Closing, Parent or the Company (as applicable) shall make, or cause to be made, payments as follows:

(i) Company shall make payments to the applicable Persons, by wire transfer of immediately available funds, the Company Debt and the Company Transaction Expenses (other than the Severance Obligations, which will be paid out in accordance with the Company Severance Plan), in each case as set forth on the Payout Spreadsheet prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that Company shall cause any compensatory Company Transaction Expenses payable to Company Employees to be paid through the Surviving Entity’s payroll system; and

(ii) Parent shall (A) make book-entry shares or issue stock certificates representing the aggregate number of shares of Parent Common Stock issuable to the Sellers as of immediately following the Closing in accordance with the Payout Spreadsheet and pursuant to Section 2.6(c)(i) and (B) with respect to the aggregate number of shares of Parent Common Stock that comprise the Indemnity Holdback, make book-entry shares (but not issue stock certificates) which indicate that such shares are subject to forfeiture pursuant to Article VII hereof.

2.13 Transfer Books; No Further Ownership Rights in Company Capital Stock. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Company Capital Stock Certificates, and at the close of business on the day on which the First Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Capital Stock that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, Company Capital Stock Certificates are presented to Parent or the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.14 No Liability. Notwithstanding anything in this Agreement to the contrary, none of the parties hereto shall be liable to any Person for any portion of the payments contemplated by this Article II delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law.

2.15 Withholding Taxes. Parent, the Company, the Merger Subs, the First-Step Surviving Corporation, the Surviving Entity and the Exchange Agent (each, a “Withholding Agent”), shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to a Seller pursuant to this Agreement, and shall pay to the appropriate Governmental Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable to Company Employees pursuant to or as contemplated by this Agreement shall be paid through the standard payroll procedures of the Surviving Entity (or any Affiliate thereof or successor thereto) and subject to applicable Tax withholding. In the event any amount (other than in respect of compensatory payments) is required to be withheld or deducted pursuant to this Agreement, the parties agree to and shall cooperate in good faith to reduce such amount to be withheld or deducted to the maximum extent permitted under applicable law (including but not limited to requesting IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, from each payee and giving each such payee a reasonable period of time to provide such form). Each party shall use commercially reasonable efforts to notify the other parties at least five (5) Business Days in advance before any amount is to be withheld or deducted (other than with respect to compensatory payments).

2.16 Effect of the Second Merger on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any units of membership interest in Second Merger Sub, or on the part of the Company, Parent, the Merger Subs or any other Person:

(a) each share of capital stock of the First-Step Surviving Corporation outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b) each unit of membership interest in Second Merger Sub outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a unit of membership interest in the Surviving Entity. At the Second Effective Time, Parent shall continue as the sole, direct holder of membership interests in the Surviving Entity.

2.17 Tax Treatment.

(a) Each of Parent, the Merger Subs and the Company intends that for U.S. federal and applicable state and local income tax purposes the Mergers, taken together, shall constitute integrated steps in a single transaction and together shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, in accordance with IRS Revenue Ruling 2001-46, 2001-2 CB 321 (the “Intended Tax-Free Treatment”). Each of Parent, the Merger Subs and the Company and its respective Affiliates and representatives (including the Seller Representative) shall, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code, (A) file all Tax Returns in a manner consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Parent for the taxable year that includes the Mergers), and (B) take no Tax position inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax proceedings, Tax Returns or otherwise).

(b) This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for U.S. federal and applicable state and local income tax purposes.

(c) Each of Parent, the Merger Subs and the Company and its respective Affiliates and representatives shall reasonably cooperate and use respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax-Free Treatment, and, except for the performance of this Agreement in accordance with its terms, agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

(d) Notwithstanding any provision herein to the contrary, (i) no party or its respective Affiliates shall have any liability to the other party, or any Seller, with respect to the Tax treatment or the Tax consequences of the Mergers (other than, for the avoidance of doubt, any liability resulting from any breach of or failure to perform any covenant or agreement of such party provided for in this Agreement including pursuant to Section 2.17(c) (if applicable)), and (ii) each Seller shall be solely responsible with respect to the Tax treatment of the Mergers as to such Seller as well as the Tax consequences thereof.

(e) The parties acknowledge and agree that the intended fair market value of the Parent Common Stock payable to the Sellers as Merger Consideration is the Parent Common Stock Per Share Price.

2.18 [Intentionally Omitted.].

2.19 Exchange Agent.

(a) Acquiom Financial LLC will act as Exchange Agent hereunder (in such capacity, the “Exchange Agent”) for the delivery and collection, pursuant to the terms of the Exchange Agent Agreement and the terms of this Agreement, of the Support Agreement to the Company Stockholders.

(b) Letter of Transmittal. Promptly following the First Effective Time, Parent shall cause the Exchange Agent to send to the Company Stockholders of record a Letter of Transmittal. Upon receipt by the Exchange Agent of the Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the Company Stockholder shall be entitled to receive in exchange therefor the consideration provided for herein. Parent shall make book-entry shares or issue stock certificates representing the aggregate number of shares of Parent Common Stock issuable to each Company Stockholder promptly following receipt by the Exchange Agent of such duly completed Letter of Transmittal, including any portion of the Indemnity Holdback, in all cases dated as of the Closing Date. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Company Capital Stock Certificate or Company Option, as applicable, is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Capital Stock Certificate or Company Option, as applicable, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the First Effective Time, each Company Capital Stock Certificate or Company Option, as applicable, shall represent only the right to receive the applicable portion of the Merger Consideration provided for herein as contemplated by this Article II.

2.20 Unaccredited Investors. Notwithstanding anything to the contrary set forth herein, if Parent or the Exchange Agent determines, in their respective reasonable judgments, that any Company Stockholder is an Unaccredited Investor, such Unaccredited Investor shall receive, in lieu of shares of Parent Common Stock, a cash payment equal to the Per Share Stock Consideration multiplied by the number of shares of Company Capital Stock held by such Unaccredited Investor.

2.21 Further Action. If, at any time after the First Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors or managers, as applicable, of the Surviving Entity, Parent shall be fully authorized (in the name of each of the Merger Subs, in the name of the Company, in the name of the Sellers or otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable section of the Company Disclosure Schedule (as interpreted in accordance with Section 9.12), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as follows, provided, that for purposes of these representations and warranties (other than those in Sections 3.1, 3.2, 3.3, 3.4 and 3.7), the term “Company” shall include any and all of the Subsidiaries of the Company, unless noted otherwise herein:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and license its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets or properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the Company’s failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Governing Documents.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, such Subsidiary’s jurisdiction of incorporation or formation and the record ownership as of the Agreement Date of all Equity Interests issued by such Subsidiary. All of the Company’s Subsidiaries are wholly owned by the Company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which such Subsidiary is formed (to the extent such concept in recognized in such jurisdiction) and are duly qualified to conduct business under the applicable Laws of such jurisdiction. Each of the Subsidiaries is qualified to do business as a foreign corporation (or equivalent) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not constitute a Material Adverse Effect. No Subsidiary of the Company is in default under or in violation of any provision of the Company Governing Documents.

(c) The Company has made available to Parent true, accurate and complete copies of the Company Governing Documents.

3.2 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, with receipt of the Requisite Stockholder Approvals in the form of the Stockholder Written Consent to consummate the Mergers and the other Transactions to which the Company is a party. The execution and delivery of this Agreement and, upon receipt of the Stockholder Written Consents immediately following the execution of this Agreement, the consummation of the Mergers and the other Transactions to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”). The Company Committee, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Committee, has (i) approved this Agreement, the Mergers and the other Transactions to which the Company is a party and determined that this Agreement, the Mergers and the other Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of the Company and the holders of Company Capital Stock and in accordance with the provisions of applicable Laws and the Company Governing Documents and (ii) has submitted this Agreement to the holders of Company

Capital Stock for the purpose of adoption and unanimously recommended that the holders of Company Capital Stock adopt this Agreement. Except for the Requisite Stockholder Approvals, no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to approve or adopt this Agreement, the Mergers and the other Transactions to which the Company is a party. The Company and the Sellers have the right to duly, validly and irrevocably invoke the drag-along right set forth in Section 3 of the Company Voting Agreement and have complied with and satisfied all requirements set forth therein, including, without limitation, the approval of the Electing Holders.

3.3 Capitalization.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth the number and type of authorized, issued and outstanding shares of Company Capital Stock (and any other Equity Interests of the Company), the names of the record owners thereof, and the number, type, class and series of Equity Interests held by each such owner (including, in respect of any Company Options, Company Restricted Stock or other convertible securities, the number of shares of Company Capital Stock (and the class and series of such Company Capital Stock) into which such Equity Interest is convertible as of the Agreement Date). Each Company Option and all Company Restricted Stock was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan. All of the issued and outstanding shares of Company Capital Stock have been, and all shares which may be issued pursuant to the exercise of the Company’s other Equity Interests, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens.

(b) Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, stock appreciation rights, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, and the Company does not have any contractual or legal requirement to provide any notice or disclosure to any holder in respect of any such items in connection with the consummation of the Transactions. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted other than pursuant to the exercise of Company Options under the Company Equity Plan. Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are no outstanding or authorized phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or unpaid dividends with respect to any shares of Company Capital Stock.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound; and (ii) there are no agreements or understandings relating to the registration, sale or transfer

(including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Capital Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (i) and (ii), collectively, the “Rights Agreements”). On or prior to the First Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

3.4 Non-Contravention.

(a) Except as described in Section 3.4(a) of the Company Disclosure Schedule and assuming that all filings and notifications described in Section 3.4(b) have been made, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will: (i) result in the creation of any Lien, other than Permitted Liens, on any of the properties or assets of the Company or any of the shares of Company Capital Stock, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Company Governing Documents or any resolution adopted by stockholders of the Company or the Company’s board of directors, (B) any Material Contract of the Company or any Contract applicable to its material properties or material assets, or (C) any applicable Law, or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which the Company or any of the assets owned or used by the Company is subject.

(b) Except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business as currently conducted or to any of the assets owned or used by the Company.

3.5 Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Title to Assets. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company does not hold title to or leasehold interest in any real property and has never owned or leased any real property. The Company is not a party to any Contract to purchase or sell any real property. The Company has good title to, or valid leasehold interest in, all of the tangible properties, and interests in tangible properties and assets, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or, with respect to leased properties and tangible assets, valid leasehold interests in such properties and tangible assets that afford the Company valid leasehold possession of the properties and tangible assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. All machinery, equipment and other tangible personal property owned or leased by the Company is in all material respects structurally sound, and in good operating condition (normal wear and tear excepted) and adequate for the uses to which it is put. Section 3.6 of the Company Disclosure Schedule sets forth a list of all Leases and other Contracts in respect of all Leased Real Property, including all exhibits, addenda, modifications, amendments, renewals, terminations and supplements thereto (“Company Leases”). To the Company’s Knowledge, the Company is not violating, and since the Company’s formation, has not violated, any Law relating to any Leased Real Property or operations thereon. To the Company’s Knowledge, the Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any Lease of real property that is no longer in effect and has no continuing liability with respect to such terminated real property Leases. To the Company’s Knowledge, the Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth on Section 3.6 of the Company Disclosure Schedule and (iii) to the extent expressly set forth in the Lease relating to such Leased Real Property. To the Company’s Knowledge, all buildings, plants, structures and other improvements used by any Company lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth on Section 3.6 of the Company Disclosure Schedule and to the Company’s Knowledge, the Leased Real Property complies in all material respects with all applicable Laws, and, to the Company’s Knowledge, the Company has not received any written notifications from any Governmental Authority or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property outside of Ordinary Course. The Company has not entered into (or been granted) any extension, amendment, waiver or other accommodation in connection with the economic conditions relating to COVID-19 that would have the result of decreasing, delaying or otherwise modifying its payment obligations with respect to the Company Leases.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth (i) the Most Recent FYE Financial Statements and (ii) the unaudited consolidated balance sheet of the Company as of October 31, 2022 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”) and the related consolidated statement of operations for the ten-month period then ended (collectively, the “Financial Statements”) The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) except as set forth on Section 3.7(a) of the Company Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, and (C) present fairly in all material respects the financial condition and results of operation of the Company at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to (1) the absence of notes, which, if included, would not materially differ from the notes to the audited Financial Statements and (2) normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount or nature).

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Debt (other than accrued Pre-Closing Taxes), including, for each item of such Company Debt, the agreement governing such indebtedness and the interest rate, maturity date, any assets securing such Company Debt and a description of any prepayment penalties associated with such indebtedness.

3.8 Undisclosed Liabilities. The Company does not have any Liabilities required to be reflected on the Company Balance Sheet under GAAP other than (i) those set forth or adequately provided for on the Company Balance Sheet, (ii) those incurred in the Ordinary Course since the Company Balance Sheet Date, (iii) those arising out of the Material Contracts that do not result from any breach of Contract or warranty and (iv) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement and the Transactions.

3.9 Absence of Certain Changes. Except as set forth in Section 3.9 of the Company Disclosure Schedule and as expressly contemplated by this Agreement and the Transaction Documents, since the Company Balance Sheet Date, the Company has conducted the business of the Company in the Ordinary Course and has not:

(a) suffered a Company Material Adverse Effect or suffered any material theft, damage, destruction or casualty loss to its material assets, whether or not covered by insurance;

(b) redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on, or made any other distributions (whether in cash or in kind) with respect to, any Equity Interests in the Company;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any Equity Interests in the Company;

(d) borrowed any amount or incurred or become subject to any Company Debt (including contingently as a guarantor or otherwise) or other Liabilities, except current Liabilities incurred in the Ordinary Course;

(e) discharged or satisfied any Lien or paid any Liability related to the Company (other than (i) Permitted Liens or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or impair the operations of the Company or (ii) Liabilities paid in the Ordinary Course), or prepaid any amount of indebtedness or subjected any portion of its properties or assets to any Lien or other encumbrance (other than (i) Permitted Liens and (ii) Liens that will be released at or prior to the Closing);

(f) sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of (including transfers to any Sellers or officers) any of its material tangible or intangible assets (including Company Intellectual Property) other than non-exclusive licenses to service providers solely to the extent necessary to enable such service providers to perform services for the Company under their applicable agreements with the Company entered in the Ordinary Course;

(g) failed to pay any creditor an amount when due, or waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course;

(h) entered into any Material Contract or materially amended or terminated the rights of the Company thereunder;

(i) (i) made, granted or promised any bonus or any material wage, salary or material compensation increase to, or made any other material change in employment terms for, any director, officer, Company Employee, sales representative or Company Contractor that is an individual, (ii) granted or promised any increase or acceleration of vesting for any arrangements under any Company Employee Plan or arrangement, (iii) amended or terminated any existing Company Employee Plan or arrangement (other than an amendment required by Law), or (iv) adopted any new Company Employee Plan or arrangement;

(j) made any material change in accounting methods or practices;

(k) made any capital expenditures that aggregate in excess of $20,000 or any charitable contributions outside of the Ordinary Course;

(l) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course that do not exceed $10,000 in the aggregate);

(m) instituted or settled any claim or lawsuit or was subject to any investigation brought by any third party, including, but not limited to, any Governmental Authority;

(n) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock, or acquired any other material assets;

(o) made or changed any material Tax election, changed any method of accounting in respect of material Taxes, entered into any agreement in respect of material Taxes (other than as set forth in this Agreement), amended or filed any income Tax Return, unless a copy of such Tax Return had been made available to Parent, entered into any closing agreement with respect to material Taxes, settled any claim or assessment in respect of material Taxes, affirmatively surrendered any right to claim a material Tax refund, made or requested any material Tax ruling, or consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of the filing date for any Tax Return obtained in the Ordinary Course);

(p) disclosed any material and proprietary confidential information to any Person that is not subject to a reasonable confidentiality agreement or obligation of confidentiality;

(q) been involved in any employment dispute with or concerning any Company Employee or Company Contractor, including claims or matters raised by any individual, Governmental Authority, or any workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue or claim of breach of contract, policy, or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practice, breach or action;

(r) entered into any agreement or modification of any Contract pursuant to which any other party is or was granted marketing, distribution, development, delivery, manufacturing or similar rights with regard to any Company Intellectual Property or Company Product, including Company Products or services currently under development by the Company as of the Closing, other than in the Ordinary Course;

(s) accelerated or delayed the payment of, or agreed to any change in the payment terms of, any accounts payable or other Liabilities or accounts receivable or notes payable; or

(t) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Transaction Documents.

3.10 Litigation; Compliance with Laws.

(a) There are no, and since the Company’s formation, there have not been any Legal Proceedings pending against or involving the Company, Company Products or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, or Company Employees (in their capacities as such or relating to their employment, services or relationship with the Company)). To the Company’s Knowledge, no such Legal Proceeding has been threatened. There is no material Order outstanding against the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, or Company Employees (in their capacities as such or relating to their employment, services or relationship with the Company)). To the Company’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b) Except as would not have a Company Material Adverse Effect, the Company has complied in all material respects with all, is not in violation in any material respect of any, and has not received any written notices (or to the Company’s Knowledge, other notices) of violation with respect to, applicable Law (including all COVID-19 Measures and the CARES Act).

3.11 Tax Matters.

(a) The Company has filed, or will file, all income and other material Tax Returns required to be filed by it on or before the Closing Date and has paid, or will pay, all material Taxes required to be paid by it on or before the Closing Date (whether or not shown on any Tax Return). All income and other material Tax Returns that have been, or will be, filed by the Company have been or will be prepared in accordance with applicable Law and are true, accurate and complete in all material respects. There are no Liens for material Taxes against any of the assets of the Company other than Permitted Liens.

(b) The Company has delivered or made available to Parent (i) true, correct and complete copies of all income and other material Tax Returns for all Tax years since the Company’s date of incorporation (December 6, 2019) and (ii) examination reports and statements of deficiencies, adjustments, and proposed deficiencies and adjustments in respect of the Company, if any, for all taxable periods for which the statute of limitations on assessment has not yet expired.

(c) The Company Balance Sheet and the Financial Statements reflect all Liabilities for material unpaid Taxes of the Company for periods (or portions of periods) covered thereon. The Company does not have any Liability for material unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course subsequent to the Company Balance Sheet Date, adjusted for changes in Ordinary Course operating results. The Company maintains reserves adequate for the payment of material unpaid Taxes, arising in the Ordinary Course, from the Company Balance Sheet Date through the Closing Date.

(d) The Company has not received (i) any written notice of any adjustment, examination, audit, dispute or claim pending or threatened with respect to any income or other material Tax Return of the Company, (ii) any written notice of any procedure, proceeding or contest of any refund or deficiency in respect of Taxes that is pending with any Governmental Authority, (iii) any extension or waiver of any statute of limitations on the assessment of any Taxes of the Company that will remain in effect after the Closing Date (other than pursuant to an extension of the filing date for any Tax Return obtained in the Ordinary Course), (iv) any extension of time for filing any income or other material Tax Return that has not been filed (other than pursuant to an extension of the filing date for any Tax Return obtained in the Ordinary Course), and (v) any written claim from any Governmental Authority in a jurisdiction where the Company does not file Tax Returns (or a particular type of Tax Return) that the Company is or may be subject to taxation (or subject to a particular type of taxation) by that jurisdiction.

(e) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement, in each case, other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(f) The Company has not taken on any Tax Return any reporting position that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(g) The Company has not participated in, and is not currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(h) Neither the Company nor any predecessor of the Company has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than any Ordinary Commercial Agreement), or otherwise by operation of law or (iii) ever been a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) voluntary or required change in method of accounting for a Tax period ending on or prior to the Closing Date made prior to the Closing, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount or deferred revenue received prior to the Closing Date outside the Ordinary Course.

(j) The Company is not, and has not at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(k) The Company is a resident for Tax purposes solely in its country of incorporation, and is not subject to material Tax in any jurisdiction other than its country of incorporation.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(m) The Company has (i) complied in all material respects with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) in connection with any amounts paid or owing to any Company Employee, Company Contractor, customer, creditor, stockholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over under all applicable Law, and (iii) filed all withholding Tax Returns, for all periods through and including the Closing Date that were required to be filed prior to the Closing Date.

(n) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company has not requested or received a ruling from any Tax authority.

(o) The Company has (i) complied in all material respects with its obligations under any Law relating to all sales, use, value added, goods and services and similar Taxes (“Sales Tax”), (ii) collected all material Sales Tax required to be collected and (iii) remitted such Sales Taxes to the appropriate Governmental Authority in accordance with applicable Laws.

(p) The Company has not deferred any payroll Taxes or claimed any payroll Tax credits permitted by or created pursuant to the CARES Act or pursuant to any other Laws implementing any Order or directive of a Governmental Authority or Public Official (including any other COVID-19 Measure).

(q) No power of attorney has been executed by, or on behalf of, the Company with respect to any matter primarily relating to Taxes which will remain in force after the Closing Date.

(r) The Company has not taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Mergers from qualifying for the Intended Tax-Free Treatment.

(s) Nothing in this Section 3.11 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date. Except for the representations under Section 3.11(e), Section 3.11(i) and Section 3.11(n), nothing in this Section 3.11 or in this Agreement shall be construed as a representation or warranty with respect to any taxable period (or portion thereof) beginning after the Closing Date.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule identifies each item of Company Owned Intellectual Property which is issued or registered to the Company (or any of its Affiliates) or for which the Company (or any of its Affiliates) has applied for issuance or registration, with a Governmental Authority (the “Registered Intellectual Property”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which registration was issued, date of filing and issuance and names of all current applicant(s) and registered owner(s), as applicable. The Company has made available to Parent true, correct and complete copies of each item of Registered Intellectual Property, as well as all applications, correspondence, and written documentation evidencing ownership thereof and other material documents related to each such item of Registered Intellectual Property. Each item of Registered Intellectual Property is subsisting, and to the Company’s Knowledge, is valid, and enforceable. Except for any non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to each item of Registered Intellectual Property, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company, and all required documents (including any assignments from inventors or authors) have been timely filed with the relevant Governmental Authorities and authorized registrars. The Company (or an Affiliate of the Company) is the sole and exclusive owner of and possesses all ownership right, title and interest in and to each item of Registered Intellectual Property, free and clear of any Lien other than Permitted Liens.

(b) Section 3.12(b) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which the Company or any of its Affiliates licenses or otherwise has the right to use any item of Intellectual Property material to the Business that is owned by a Person other than the Company or any of its Affiliates (other than (A) agreements between the Company and its employees, in the Company’s standard form thereof entered into in the Ordinary Course and pursuant to which such employees assign to the Company all right, title and interest in and to all Intellectual Property developed by such employees, (B) Off-the-Shelf Software, (C) confidentiality or nondisclosure agreements entered into by the Company in the Ordinary Course, (D) Open Source Licenses, (E) licenses of Intellectual Property on a non-exclusive basis that are not material to the Business,) (the Intellectual Property licensed pursuant to any such Contract, the “Licensed Intellectual Property”) and (ii) each Contract pursuant to which the Company has granted to any Person any license under any Company Owned Intellectual Property (other than non-exclusive licenses of Intellectual Property granted in the Ordinary Course, including any non-exclusive license to a service provider or consultant to use confidential information or Intellectual Property of the Company on a time-limited basis solely for the purpose of providing the applicable services to the Company thereunder and confidentiality or nondisclosure agreements entered into by the Company in the Ordinary Course) (any Contract described in the clause (i) or clause (ii), an “Intellectual Property License”). To the Company’s Knowledge, all Intellectual Property Licenses are valid and enforceable. None of the execution and delivery of any Transaction Document or the performance of the Transactions, will directly or indirectly, with or without notice or lapse of time or both: (A) have a Material Adverse Effect on the continuity, validity or enforceability of any Intellectual Property License or cause a breach, modification, cancellation, termination or suspension of any Intellectual Property License; (B) bind or subject the Company or any of its Affiliates, pursuant to any Intellectual Property License, to any noncompete or other restriction on the operation or scope of the Business that the Company or any of its Affiliates was not bound by or subject to prior to the Closing; (C) obligate the Company pursuant to any Intellectual Property License to pay any royalties, commissions, honorarias, fees or other payments or provide any discounts or reduced payment obligations, in each case, to any Person in excess of those that would have been payable or provided to such Person had the Transactions not taken place; (D) grant any Person pursuant to any Intellectual Property License any right or access to, or place in or release from escrow, any source code of any Registered Intellectual Property; or (E) grant any Person pursuant to any Intellectual Property License any right in any Company Intellectual Property.

(c) The Company and its Affiliates have possession of, or access to, the source code for each material version of Company Software, as well as all documentation related thereto. Section 3.12(c) of the Company Disclosure Schedule identifies all escrow agreements pertaining to source code for any Company Software. Neither the Company nor any of its Affiliates, nor, to the Company’s Knowledge, any Company Employee or Company Contractor, has licensed, distributed, divulged, deposited, delivered or otherwise disclosed to any Person any source code for any Company Software or agreed to or permitted the deposit, disclosure or delivery of any such source code to any Person, excluding distribution and/or disclosure of such source code by the Company or its Affiliates to any Company Employee or Company Contractor that is bound by a written agreement containing customary confidentiality obligations. No license, lease or similar Contract relating to any Company Software includes any obligation to provide any Person access to, or permit any Person to distribute or create derivative works of, the source code for any Company Software, excluding Contracts with Company Employees or Company Contractors that contain customary confidentiality obligations.

(d) The Company and its Affiliates own or have valid right or license to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit, in the manner currently used or contemplated to be used by the Company or its Affiliates, all Company Intellectual Property. None of the Company Intellectual Property is owned by (or purported to be owned by, including through assignment by Company Employees and Company Contractors) or licensed to an Affiliate of the Company that is not a Subsidiary of the Company. Each item of Company Intellectual Property owned or licensed to the Company or its Affiliates immediately prior to the Closing will be owned or licensed for use by the Company or its Affiliates on substantially the same terms and conditions immediately following the Closing. The Company and its Affiliates have taken reasonable steps consistent with industry standards to maintain and protect each item of Company Owned Intellectual Property or Company’s interest in any Licensed Intellectual Property. With respect to each item of Company Owned Intellectual Property, (i) such item is not subject to any Order and that materially impairs the right of the Company to use, sell or license or enforce such Company Owned Intellectual Property, (ii) the Company has the exclusive right to bring infringement actions with respect to such item, (iii) no Legal Proceeding is pending or, to the Company’s Knowledge , threatened in writing, that challenges the legality, validity, enforceability or, as applicable, ownership or use of such item, (iv) neither the Company nor any Affiliate thereof has agreed to indemnify any Person for or against any interference, infringement, or misappropriation or similar proceedings with respect to such item (other than indemnification provided in the Ordinary Course). The Company has not: (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property that is or, as of the time of such transfer or exclusive license was, owned or purported to be owned by the Company and material to the Business, as currently conducted, to any other Person; or (B) permitted Company Owned Intellectual Property that is or, was at the time, owned or purported to be owned by the Company and material to the Business as currently conducted to enter into the public domain.

(e) Section 3.12(e) of the Company Disclosure Schedule identifies all Open Source Materials (including the name of or link to such Open Source Materials and release number, if any) included in or integrated with (including as a programming dependency) the current version of the Company Software that the Company uses to discover antibodies, compounds, or any Company Product. The Company has not used any Open Source Materials subject to a Copyleft License in an OSS Triggering Manner. The Company is in compliance in all material respects with the terms of all relevant licenses (including all requirements related to notices and making source code available to third parties) for all Open Source Materials used by the Company, including all copyright notice and attribution requirements and all requirements to offer access to source code. The Company has not distributed any Company Source Code pursuant to an Open Source License.

(f) To the Company’s Knowledge, neither the operation of the Business of the Company as currently conducted nor the use of Company Intellectual Property in connection therewith has infringed, violated or misappropriated or does infringe, violate or misappropriate any Intellectual Property of any Person. The Company has not received any notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding alleging infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Affiliates.

(g) To the Company’s Knowledge, no Person has committed or is currently engaging in, the infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Company Intellectual Property. There has not been any notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding by the Company or any of its Affiliates alleging any such infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Company Owned Intellectual Property.

(h) The Company has taken reasonable measures consistent with industry standards to protect the secrecy and value of all Trade Secrets of the Company (including the enforcement by the Company of a policy requiring each Company Employee and Company Contractor with access to such Trade Secrets to execute proprietary information and confidentiality agreements for the protection of such Trade Secrets and any proprietary Company Intellectual Property, and all Company Employees and Company Contractors with access to such Trade Secrets have executed such agreements). To the Company’s Knowledge, the Trade Secrets of the Company and all other proprietary Company Intellectual Property are not part of the public knowledge or literature and have not been used, divulged or appropriated either to the detriment of the Company or, other than subject to a reasonable and customary confidentiality agreement or obligation of confidentiality, for the benefit of any other Person (including any Affiliate of the Company or any officer, director, stockholder, representative of the Company or any Affiliate of any of the foregoing).

(i) Except as would not be reasonably be expected to have a Company Material Adverse Effect, (A) the Company owns, leases or is provided, as a service from a third party contractor, all computer systems, network connectivity, communication equipment and other technology necessary for the operations of the Company (the “Company Systems”); and (B) the Company Systems owned or controlled by the Company are in good working condition and sufficient for the operation of the Business as currently conducted, including having sufficient capacity to comply with any applicable Laws or Orders, including all COVID-19 Measures, that require remote work by some or all Company Employees or Company Contractors. In the two (2) years prior to the date of this Agreement, there has been no error, breakdown, failure or other material substandard performance of any Company System that are owned or controlled by the Company which has caused any material disruption or damage to the Company or that was, is or will be reportable to any Governmental Authority. In the two (2) years prior to the date of this Agreement, to the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of the Company Systems owned or controlled by the Company.

(j) No funding, resources, personnel or facilities of any Governmental Authority or any public or private university, college or other educational institution or research center was used in the development of any Company Owned Intellectual Property. To the Company’s Knowledge, no Company Employee, Company Contractor or current or former director or officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company. The Company is not a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Company Owned Intellectual Property to any Person.

(k) Each Company Employee, Company Contractor, and current and former director and officer of the Company (other than those employed by a university, college or other educational institution or research center and disclosed in Section 3.12(k) of the Company Disclosure Schedule) who has participated in, been involved in or who contributed to the creation or development of any Company Owned Intellectual Property has executed valid and enforceable written Intellectual Property assignment and confidentiality agreements assigning such Company Owned Intellectual Property to the Company or its Affiliates in the Company’s standard form, and the Company has provided true, correct and complete copies of such standard forms to Parent. To the Company’s Knowledge, no Company Employee, Company Contractor, or current or former director or officer of the Company (A) has any ownership right, license, claim, moral right or similar interest in or with respect to any of the Company Owned Intellectual Property, (B) has assigned or attempted to assign any right, title or interest in or to any Company Owned Intellectual Property to any Person other than the Company or its Affiliates, (C) is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company, (D) is obligated pursuant to any provision or covenant of any obligation under any Contract with any Person other than the Company or its Affiliates to assign or convey any right, title or interest in or to any Company Owned Intellectual Property to such Person, or (E) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled exclusively by the Company or the applicable Company Employee, Company Contractor, director or officer, in connection with any services or work performed for or on behalf of the Company.

3.13 Privacy and Information Security.

(a) The Company is, and since the Company’s formation has been, in material compliance with all Privacy Laws, all Privacy Policies, and all Contracts relating to the Company’s collection, use, storage, disclosure, transfer, or other processing of Personal Information.

(b) There has been no material compromise to the security of any IT System or Personal Information in the Company’s possession or control, including without limitation, any security incident in which any Person gained, or is reasonable suspected of having gained, unauthorized access to or engaged in unauthorized collecting, using, disclosing, or other processing of any Personal Information held by the Company or any other Person on its behalf (each, a “Security Incident”). The Company has not provided or been required to provide notice to any Person or Governmental Authority concerning any actual, alleged, or suspected Security Incident.

(c) To the extent required by applicable Privacy Laws, the Company implements, follows and clearly and conspicuously posts Privacy Policies providing complete and accurate notice of the data privacy, data protection and information security practices of the Company regarding the collecting, using, disclosing, and other processing of Personal Information.

(d) The Company contractually obligates and has obligated all subcontractors who collect, use, store, disclose, or otherwise process Personal Information on the Company’s behalf to terms regarding compliance with applicable Privacy Laws and, as applicable with respect to subcontractors with access to the Company’s IT Systems, relating to the protection of the Company’s IT Systems, and any Personal Information thereon.

(e) The Company has implemented and continues to maintain and enforce reasonable security measures, and controls, technologies, policies and safeguards designed to protect Company Data from a Security Incident. The Company’s security measures include comprehensive written information security policies, incident response policies and procedures, and monitoring, auditing, and testing at reasonable intervals.

(f) Each Company Employee who has access to Company Data receives training regarding information security that is relevant to each such Company Employee’s role and responsibility within the Business and such Company Employee’s access to Company Data.

(g) The Company has implemented and maintains commercially reasonable organizational, administrative, physical and technical safeguards designed to ensure the continued, uninterrupted and error free operation of the Company’s IT Systems, including employing commercially reasonable security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.

(h) There is no Legal Proceeding initiated by any Person pending or threatened in writing against the Company or, to the Company’s Knowledge, its agents or subcontractors alleging a violation of Privacy Laws or any Person’s data privacy, data protection or data security rights, nor has there been any Order affecting the Company’s or, to the Company’s Knowledge, its agents’ or subcontractors’ use, collection, disclosure or other processing of any Company Data. To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to constitute a reasonable basis for such Legal Proceeding relating to privacy or data protection. The Company has not received any written communications from or, to the Company’s Knowledge, been the subject of any investigation by, any Governmental Authority regarding any actual or alleged violation of Privacy Laws.

(i) Neither the execution and delivery of any Transaction Document nor the consummation of the Transactions by the Company, including any transfer of Personal Information in the Transactions by the Company, will violate in any material respect: (i) any Privacy Law; (ii) any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Company to the extent such Personal Information is still subject to such Privacy Policy; or (iii) any other privacy and data security requirements imposed on the Company under any Contracts to which the Company is a party. Immediately following the Closing, the Company (or the Surviving Entity, as applicable) will have the right to use such Personal Information on terms and conditions substantially similar to those on which the Company had the right to use such Personal Information immediately prior to the Closing. To the extent required by Law, the Company and its Affiliates have: (i) implemented all security management processes required by HIPAA, including a risk analysis, risk management activities, a sanction policy and information system activity review, as described at 45 C.F.R. § 164.308(a)(1)(ii); (ii) implemented all required implementation specifications and all addressable implementation specifications that are reasonable and appropriate, as required by HIPAA; (iii) implemented appropriate corrective actions to address all material vulnerabilities in the respective Company’s or Affiliate’s HIPAA safeguards and controls identified through periodic assessments; (iv) created and maintained written policies and procedures required by HIPAA and reasonably implemented such policies and procedures; (v) trained its Workforce (as defined under HIPAA) with respect to the applicable Company’s or Affiliate’s obligations under HIPAA; and (vi) executed HIPAA-compliant Business Associate Agreements (as defined under HIPAA) when such agreements are required under HIPAA and complied with such agreements.

3.14 Health Care Matters.

(a) The Company and each of its Affiliates, Company Employees, to the Company’s Knowledge, Company Contractors and any other Person who provides products or services for or on behalf of the Company are and have been in material compliance with all Health Care Laws.

(b) No lawsuits, arbitrations, enforcement, regulatory or administrative Legal Proceeding or adverse action, demand, or cease and desist order has been filed, commenced, threatened in writing or, to the Company’s Knowledge, threatened orally involving the Company or any of the Company’s Affiliates alleging any failure to comply with Health Care Laws. No subpoena, demand, civil investigative demand, or other written notice from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or alleged violation of any applicable Laws, including any Health Care Law, has been filed or received in writing by the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has made a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (the “OIG”) pursuant to the OIG’s self-disclosure protocol or otherwise.

(c) There is no act, omission, event or circumstance of which the Company or its Affiliates, has knowledge that would reasonably be expected to give rise to or lead to any enforcement, regulatory or administrative Legal Proceeding against the Company or any of the Company’s Affiliates related to compliance with Health Care Laws. The Company and its Affiliates, or any other Persons acting for or on behalf of any of the foregoing, are not party to or subject to, nor is any product subject to, any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlements, Orders or similar Contracts with or imposed by any Governmental Authority related to any Health Care Law, and, to the Company’s Knowledge, no such Contract is currently pending or threatened. Neither the Company, nor to the Company’s Knowledge, the Company’s Affiliates, or other Persons acting for or on behalf of any of the foregoing, are a defendant or named party in any unsealed qui tam/False Claims Act litigation.

(d) Neither the Company, its Affiliates, nor their respective current or former owners, members, officers, partners, directors, managing employees, contractors and vendors (including Company Contractors), or agents: (i) has been disqualified, debarred, suspended or excluded from participation in clinical research or the Medicare, Medicaid or any other state or federal healthcare program; (ii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the OIG List of Excluded Individuals and Entities; or (iii) to the Company’s Knowledge, (A) has been charged with or convicted of an offense related to any Health Care Law, or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item, service, or a program operated by or financed in whole or in part by any Governmental Authority, or engaged in any conduct that has or would reasonably be expected to result in any such debarment, exclusion, disqualification, suspension, or ineligibility, including, without limitation,

(i) debarment under 21 U.S.C. Section 335a or any similar law; (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law or regulation; (iii) exclusion under 48 C.F.R. Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule; or (iv) disqualification under any FDA Laws or Regulations; (v) has had a civil monetary penalty threatened or assessed against it, him or her under Section 1128A of the Social Security Act; or (B) is the target or subject of any current or threatened investigation relating to disqualification, debarment, suspension, or exclusion, or any offense related to Medicare, Medicaid or any other state or federal health care program.

(e) Since the Company’s formation, neither the Company, its Subsidiaries, or, to the Company’s Knowledge, any other Persons acting for or on behalf of the Company has (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate; or (iii) otherwise engaged in any violations of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws. In addition to the FD&C Permits, the Company holds all required licenses, certificates, approvals, permits, exemptions, authorizations or registrations set forth in Section 3.14(e) of the Company Disclosure Schedule (the “Scheduled Permits”), as required for the Company under applicable Health Care Laws in its performance of the Business as currently conducted. No loss, revocation, cancellation, rescission, suspension, restriction, material modification, refusal to renew or expiration of any Scheduled Permit is pending or, to the Company’s Knowledge, threatened (including as a result of the Transactions). No Governmental Authority has alleged or threatened that a license, certificate, approval, permit, exemption, authorization or registration is required for the operation of the business of the Company (or the ownership of their respective assets) that has not otherwise been obtained by the Company.

3.15 Other Regulatory Compliance.

(a) To the extent the Company’s Business as currently conducted, is directly subject to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et. seq.) or the United States Public Health Service Act (42 U.S.C. §201 et seq.) or the regulations promulgated thereunder, including without limitation good clinical practices, good laboratory practices and good manufacturing practices regulations and any similar foreign laws and regulations (collectively, “FDA Laws and Regulations”), the Company and its Affiliates have complied with FDA Laws and Regulations in all material respects. The Company and its Affiliates have made available complete and correct copies of all material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by the Company or its Affiliates which have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate on the date filed (or were corrected or supplemented by a subsequent filing). The Company and its Affiliates have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or similar policies set forth in any Laws or by any other Governmental Authority.

(b) The Company and its Affiliates have not received any written notice or written communication alleging noncompliance with any applicable FDA Laws and Regulations. The Company is not subject to any enforcement, regulatory, or administrative proceedings involving any FDA Laws and Regulations and, to the Company’s Knowledge, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, Form FDA 483s, proceeding, or request for information pending against the Company and its Affiliates alleging violation of FDA Laws and Regulations.

(c) Except as provided in Section 3.14, there are no material permits, licenses, registrations, authorizations, clearances, approvals that are pending or have not been issued under FDA Laws and Regulations (“FD&C Permits”) that are required for the Company and its Affiliates to conduct its business operations in or outside the United States as presently conducted or contemplated.

(d) The Company and its Affiliates have neither sponsored nor conducted any nonclinical, preclinical or clinical studies, tests or trials subject to FDA good laboratory practices or good clinical practices.

3.16 Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of each of the following Contracts (other than with respect to Company Employee Plans) to which the Company is a party or by which it or any of its assets are bound (together with all Insurance Policies, the “Material Contracts” and each a “Material Contract”); provided, that for purposes of this Section 3.16(a), “Contract” shall be deemed to include any single Contract or any group of related Contracts:

(i) any Contract providing for payments by or to the Company after the date of this Agreement in an aggregate amount of $100,000 or more on an annualized basis, with the exception of any employment agreements, offer letters, or independent contractor or consulting agreements;

(ii) any exclusive dealer, distributor, reseller or similar agreement, or any Contract providing for the exclusive grant of rights to reproduce, license, market or sell Company’s Products or services to any other Person;

(iii) (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person and (D) any Contract that involves the payment of royalties to any other Person;

(iv) any Contract (A) with any of the Company’s officers, directors, current Company Employees, or Company Contractors that are individuals, in each case providing for annual compensation in excess of $150,000 other than (1) any employment agreements, offer letters, independent contractor or consulting agreements that are (I) on the Company’s standard forms of each such agreement, and (II) terminable without penalty on fewer than thirty (30) days’ notice, without severance, change of control or similar payments or benefits, (2) employee invention assignment and confidentiality agreements on the Company’s standard form and (3) Company Option or Company Restricted Stock grant and exercise agreements on the Company’s standard form, or (B) with any Person with whom the Company does not deal at arm’s length;

(v) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants that impose restrictions on the Company relating its exploitation of to the Company Products or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses to Company Owned Intellectual Property, (D) imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, or (E) otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(vi) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;

(vii) any Intellectual Property License that are material to the Business; any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Owned Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell ownership rights in or with respect to any Company Owned Intellectual Property;

(viii) any Contract providing for the development of any Software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Company Employees or Company Contractors on the Company’s standard form of agreement, copies of which have been provided to Parent);

(ix) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products, including Company Products or services currently under development by the Company as of the Closing, or Company Owned Intellectual Property;

(x) any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company and entered into outside the Ordinary Course;

(xi) any settlement agreement;

(xii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Mergers or the other Transactions, either alone or in combination with any other event;

(xiii) any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company other than on the Company’s standard form;

(xiv) any Contract with any labor organization and any collective bargaining agreement, neutrality agreement, or similar Contract relating to any Company Employees (each a “Labor Agreement”);

(xv) any Contract (A) evidencing Company Debt, (B) for capital expenditures in excess of $100,000 or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xvi) any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $100,000 in any annual period;

(xvii) any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person or (C) granted to any Person any preferential rights to purchase any assets or properties of the Company;

(xviii) any Contract with any Governmental Authority;

(xix) any Contract with a professional employer organization or other employee staffing agency (excluding Contracts with recruiting agencies, in each case, (A) that are terminable by the Company at any time without further cost or other Liability and (B) under which the Company has no Liabilities as of the First Effective Time);

(xx) any Contract for studies, tests, preclinical trials and clinical trials sponsored or conducted by or on behalf of the Company or any of its Affiliates; and

(xxi) any power of attorney.

(b) The Company has (and, to the Company’s Knowledge, each other party thereto has) performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged in writing to be in material default in respect of, any Material Contract. Each Material Contract is in full force and effect, subject only to the effect, if any, of the Enforceability Exceptions. To the Company’s Knowledge, there exists no default or event that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract that would (ii) give any third party (A) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract; (B) the right to cancel, terminate or modify any Material Contract; or (C) the right to indemnification or other recourse against the Company or any of its Affiliates. The Company has not received any written notice or written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company, nor, to the Company’s Knowledge, any other party to any Material Contract has declared, stated or threatened in writing to declare or state, (x) any defense to performance under or (y) any legal theory or other reason to cease or delay performance under, any Material Contract (including impossibility, frustration of purpose, force majeure or any other legal doctrine or concept). The Company has made available to Parent copies of each Material Contract that are, in each case, true, complete and accurate.

3.17 Company Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every material Company Employee Plan (excluding for listing purposes any offer letters or employment agreements where employment is “at will” (in the case of offer letters or employment agreements governed by U.S. Law) and that do not contain any change in control pay provisions or severance beyond any applicable statutory severance pay or provide for written notice prior to termination beyond statutory notice).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have been made available to Parent: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all material and non-routine correspondence to and from any governmental agency.

(c) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Company’s Knowledge, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Company Employee Plan Compliance Resolution System to maintain such qualification.

(d) (i) Each Company Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. (ii) No Company Employee Plan is, or since the Company’s formation has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Company’s Knowledge, there is no reasonable basis for any such litigation or proceeding. (iv) All payments and/or contributions required to have been timely made with respect to all Company

Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable law. (v) Neither the Company nor any current or former employee or manager thereof, nor, to the Company’s Knowledge, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.

(e) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA.

(f) Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees or service providers after their employment or service is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such benefits.

(g) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Company’s Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company and made available to Parent.

(i) With respect to each Company Option, (i) each Company Option that is designated as an “incentive stock option” qualifies as an “incentive stock option” under Section 422 of the Code, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all reasonably necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) the per share exercise price of each Company Option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option granted to holders of Company Options who are subject to U.S. taxes) of a share of Company Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(j) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

(k) No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(l) The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(m) Neither the execution and delivery of this Agreement, the approval of this Agreement by the Sellers, nor the consummation of the Transactions could (either alone or in conjunction with any other event, such as a termination of employment) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of Subsidiary of the Company (ii) restrict any rights of the Company to amend or terminate any Company Employee Plan, (iii) result in any excess “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) entitle any current or former director or employee of the Company or any Subsidiary of the Company to severance pay or any other payment from the Company or any Subsidiary of the Company.

3.18 Employees; Labor Relations.

(a) The Company has provided or made available to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters currently used by the Company, (ii) all employment agreements with current Company Employees and severance agreements with Company Employees, but only to the extent that the Company has outstanding obligations under such severance agreements (excluding non-disparagement and confidentiality obligations), (iii) all forms of services agreements and agreements with Company Contractors, (iv) all forms of confidentiality, restrictive covenant and/or invention assignment agreements between current Company Employees or Company Contractors and the Company, (v) a schedule of bonus commitments made to current Company Employees applicable to the current or any future performance period and (vi) accurate and complete copies of the Company’s employee handbook. All current Company Employees and Company Contractors have signed an offer letter or employment agreement and a proprietary information agreement on the Company’s standard form.

(b) Section 3.18(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Employees as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) average scheduled hours per week; (vii) date of hire; (viii) business location (e.g., city and state); (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (x) any visa or work permit status and the date of expiration, if applicable.

(c) Section 3.18(c) of the Company Disclosure Schedule contains a complete and accurate list of all Company Contractors that are individuals engaged as of the date of this Agreement, showing for each Company Contractor: (i) a description of services performed by each such Company Contractor; (ii) fee and other compensation arrangements, as applicable; and (iii) fees and other compensation accrued and/or paid, whichever is greater, to such Company Contractor as of the Company Balance Sheet Date.

(d) No labor organization represents, or to the Company’s Knowledge has made any attempt to organize or represent, any Company Employees. The Company is not a party to or bound by any Labor Agreements. There are no, and for the past five (5) years there have been no, strikes, lockouts, work stoppages or slowdowns, or other material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company.

(e) Except as would not result in material Liabilities for the Company, presently and for the three (3) year period prior to the Closing Date: (i) the Company has fully and timely paid all wages, wage premiums, salaries, bonuses, commissions, severance payments, and other compensation that has come due and payable to Company Employees pursuant to applicable Law, Contract or Company policy; and (ii) each Company Contractor has been properly classified and treated as a non-employee service provider for all applicable purposes. The Company does not have any unsatisfied obligations due to any of its former employees or Company Contractors (excluding confidentiality or non-disparagement obligations), and except as would have a Company Material Adverse Effect, the Company does not have any material liability arising from the termination of its relationship with such employees or Company Contractors.

(f) No current Company Employee has given notice to the Company of and, to the Company’s Knowledge, no current Company Employee presently has, any intention to terminate his or her employment with the Company. The employment of each of the current Company Employees is “at will” and the Company does not have any obligation to provide a written notice prior to terminating the employment of any current Company Employee. Except as set forth on Section 3.18(f) of the Company Disclosure Schedule, the Company has not promised, or to the Company’s Knowledge, otherwise provided any assurances to any current Company Employee or Company Contractor of the Company regarding, any terms or conditions of employment with Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates following the Closing.

(g) To the Company’s Knowledge, no officer or director of the Company or any current Company Employee is a party to or bound by any Contract that prohibits the employee, officer or director from working for the Company or limits such employee’s, officer’s or director’s ability to perform his or her job.

(h) There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. There are no claims pending or, to the Company’s Knowledge, threatened, between the Company, on the one hand, and any Company Employee or Company Contractor, on the other hand.

(i) None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service of any current Company Employee or Company Contractor will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Company Employee, director, or Company Contractor (other than payment of Merger Consideration to any such director, Company Employee or Company Contractor with respect to shares of Company Capital Stock held by them as of the Closing), (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Company Employee, Company Contractor or current or former director, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Company Employee or Company Contractor or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(j) Since the Company’s formation, to the Company’s Knowledge, there have been no allegations of sexual harassment or sexual misconduct made to the Company against any Company Employee or any Company Contractor and the Company has not otherwise become aware of any such allegations. Since the Company’s formation, there have not been any internal investigations by or on behalf of the Company with respect to any claims or allegations of sexual harassment, misconduct or abuse nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

3.19 Environmental and Safety Laws. Except as could not reasonably be expected to have a Company Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release, or to the Company’s Knowledge any threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

For purposes of this Section 3.19, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule lists each insurance policy and bond maintained by or on behalf of the Company (the “Insurance Policies”), the name of the insurer under each such Insurance Policy, the type of Insurance Policy, the term and termination date of such Insurance Policy, the coverage and premium amounts, and any applicable deductible as of the Agreement Date. A copy of each such Insurance Policy has been made available to Parent. All of such Insurance Policies are in full force and effect, subject to the Enforceability Exceptions, and the Company is not in material default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any Insurance Policy. Since the Company’s formation, there have been no material claims made on any insurance policies of the Company.

3.21 Certain Business Relationships. Except as set forth on Section 3.21 of the Company Disclosure Schedule, none of the officers or directors of the Company or the Company Stockholders and, to the Company’s Knowledge, none of the immediate family members or Affiliates of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (ii) is or has ever been a party to, or is or has ever been otherwise directly or indirectly interested in, any Contract to which the Company is or was a party or by which the Company or any of its assets is or was bound, except for normal compensation for services as an officer, director or employee thereof, Contracts relating to the grant of Company Options or Company Restricted Stock and employment agreements, offer letters, independent contractor or consulting agreements, and employee invention assignment and confidentiality agreements on the Company’s standard form, (iii) has or has ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is or has been used in, or that relates to, the business of the Company, except for the rights of stockholders of the Company under applicable Law, (iv) has any claim or right against the Company, in each case, except for normal compensation for services as an officer, director or Company Employee incurred in the Ordinary Course or (v) has any indebtedness owing to the Company. The Company does not have any claim or right against, or owe any indebtedness to, any of its officers, directors or Company Employees, any Seller or any immediate family member or Affiliate of any of the foregoing.

3.22 Books and Records. The Company has made available to Parent true, correct and complete copies of (a) all documents identified on the Company Disclosure Schedule, (b) the Company Governing Documents, (c) the minute books containing records of the proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and stockholders of the Company, and (d) all currently effective Permits.

3.23 Permits. The Company and its Affiliates possess, and are in compliance in all material respects with all terms and conditions of, all required licenses, approvals, permits, registrations, clearances, exemptions, and authorizations of any Governmental Authority that are material to the operation of the Business as currently conducted (collectively “Permits”). To the

Company’s Knowledge, the Company and its Affiliates are not in default or violation in any material respect under any of its Permits and no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any material respect under any of the Permits. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation, failed renewal, rescission, restriction, material modification or termination of any of the Company’s or its Affiliate’s Permits. The Company and its Affiliates have made all required material declarations or filings with applicable Governmental Authorities in each case that are necessary to enable it to lawfully carry on its Business as currently conducted. All Permits held by the Company and its Affiliates are set forth on Section 3.23 of the Company Disclosure Schedule.

3.24 Anti-Bribery and Anti-Corruption, Anti-Money Laundering, Export Control and Sanctions Laws.

(a) Since the Company’s formation, neither the Company nor any of the officers, directors, stockholders, Company Employees, or, to the Company’s Knowledge, Company Contractors, agents or representatives of the Company while acting for or on behalf of the Company, has directly or indirectly made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) otherwise in violation of any requirement of applicable Law in each jurisdiction where the Company is conducting or has conducted business (including the United States Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”) and the UK Bribery Act). The Company further represents that it has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and policies to ensure compliance with the FCPA, the UK Bribery Act, and any other applicable anti-bribery or anti-corruption Law, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

(b) The Company and its officers, directors, and, to the Company’s Knowledge, stockholders, Company Employees, Company Contractors, or, to the Company’s Knowledge, agents or representatives of the Company while acting for or on behalf of the Company, are and have been since the Company’s formation in compliance with all applicable Laws concerning the trade of any products, technology, technical data and services and trade sanctions (“Anti-Money Laundering, Export Control and Sanctions Laws”) to the extent applicable to the Company, including: (i) the Export Administration Regulations, (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the U.S. Department of Commerce; (ii) the International Traffic in Arms Regulations administered by the U.S. Department of State; (iii) the Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (iv) the Laws administered by the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security; (v) the U.S. Bank Secrecy Act and implementing regulations; (vi) the USA PATRIOT ACT; and (vii) the applicable anti-money laundering, export control and sanctions Laws of any other relevant jurisdiction. Without limiting the foregoing: (A) the Company has obtained all requisite import and export licenses and other approvals and, timely filed all filings required under applicable Anti-Money Laundering, Export

Control and Sanctions Laws, in each case as required for its imports, exports, and reexports of products, software and technologies from the United States and any other applicable jurisdiction and for releases of technologies and software to foreign nationals; (B) the Company is in material compliance with the terms of all applicable export licenses, filing requirements or other approvals required under applicable Anti-Money Laundering, Export Control and Sanctions Laws; (C) there are no pending or threatened Legal Proceedings against the Company with respect to compliance with applicable Anti-Money Laundering, Export Control and Sanctions Laws; and (D) there are no pending Legal Proceedings with respect to compliance with applicable Anti-Money Laundering, Export Control and Sanctions Laws.

(c) Except as set forth in Section 3.24(c) of the Company Disclosure Schedule, all items exported from the United States by the Company over the last five years have been classified as EAR99 under the U.S. Export Administration Regulations. For items other than EAR99, Section 3.24(c) of the Company Disclosure Schedule contains the Export Control Classification Number (under the Commerce Control List of the U.S. Export Administration Regulations) or United States Munitions List Category (of the International Traffic in Arms Regulations), and an indication whether the item was self-classified or was the result of an agency determination.

(d) Neither the Company, any of its respective directors, officers, or employees, nor, to the Company’s Knowledge, any agents or other Persons acting on behalf of the Company (i) has been or is designated on, or is directly or indirectly, individually or in the aggregate, 50% or more owned or controlled by any Person that has been or is designated on, any list of any Governmental Authority as Persons with whom U.S. Persons cannot transact business, including OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) is organized under the Laws of, or resident in any country or territory which is itself the subject of any comprehensive economic sanctions or trade embargo by any Governmental Authority (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

(e) There are no pending or threatened claims against the Company with respect to compliance with applicable Anti-Money Laundering, Export Control and Sanctions Laws and there are otherwise no actions, conditions, or circumstances pertaining to the Business that would reasonably be expected to give rise to any material future claims of violation of Anti-Money Laundering, Export Control and Sanctions Laws.

(f) Neither the Company, nor any of its respective directors, officers, or employees, or, to the Company’s Knowledge, representatives, have been convicted of violating any Anti-Money Laundering, Export Control and Sanctions Laws or, to the Company’s Knowledge, has been, or is currently, subject to any investigation or Legal Proceeding by a Governmental Authority for potential violation of any applicable Anti-Money Laundering, Export Control and Sanctions Laws.

(g) The Company is and has at all times been in compliance with the Tariff Act of 1930, as amended, and with all Laws administered by the U.S. Bureau of Customs and Border Protection.

3.25 No PPP Loans. The Company has not applied for or received any currently outstanding loan, exclusion, forgiveness or other item pursuant to any measure related to the COVID-19 Pandemic, including but not limited to any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or United States Small Business Administration loan.

3.26 Vendors. Section 3.26 of the Company Disclosure Schedule sets forth each of the vendors of the Company representing at least $25,000 of annualized expenditures, determined by consolidated disbursements for the years ended December 31, 2021 and the ten (10) month period ended October 31, 2022 (each, a “Material Vendor”), together with the applicable dollar amount paid to each such vendor for each such period. The Company has not received any written notice from any Material Vendor that such Material Vendor is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services for or to the Company.

3.27 HSR Act. As of the Closing, all of the following conditions relating to the HSR Act and the ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (the “PNO”)) of the Company will be true:

(a) The annual net sales (as such term is defined in 16 C.F.R. § 801.11 and as interpreted by the PNO) for the most recent fiscal year prior to the Closing was below $202 million;

(b) The total assets (as such term is defined in 16 C.F.R. § 801.11 and as interpreted by the PNO) as of the Closing are below $20.2 million; and

(c) The ultimate parent entity is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and as interpreted by the PNO).

3.28 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE) (A) NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PARENT AND ITS REPRESENTATIVES AND AFFILIATES OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY AND (B) THE COMPANY AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, STATUTORY, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY CAPITAL STOCK, THE COMPANY OR THE BUSINESS OR THE ASSETS OF THE COMPANY, OR ANY PART THEREOF, AND EACH OF THE SELLERS AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as expressly set forth in the applicable section of the Parent Disclosure Schedule (as interpreted in accordance with Section 9.12), Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company and the Company Stockholders as follows:

4.1 Organization and Good Standing. Each of Parent and First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Second Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement. Since the date of its formation, Second Merger Sub has been classified for all U.S. federal and applicable state and local income tax purposes as an entity which is disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3).

4.2 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub, to perform its obligations hereunder and thereunder, including the issuance of the Share Consideration1. The execution and delivery of this Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party and the performance by Parent, First Merger Sub and Second Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Mergers and the other Transactions to which Parent, First Merger Sub or Second Merger Sub are a party, including the issuance of the Share Consideration, other than the filing and recordation of the Certificates of Merger and the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub. This Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.

4.3 Non-Contravention. No consent, approval or authorization of, or registration, qualification, notice to or filing with, any Governmental Authority or any other Person is required for the valid execution, delivery and performance of this Agreement or the other Transaction Documents by Parent, First Merger Sub and Second Merger Sub or the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions, except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA.

[1]	Note to Parent: Parent should be authorized to issue (and should issue in book-entry) the holdback shares as well.

4.4 Capitalization. Section 4.4 of the Parent Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of Equity Interests of Parent by class and series of Equity Interest, including securities exercisable for or convertible into Equity Interests of Parent. All of the issued and outstanding shares of Equity Interests of Parent have been, and all shares which may be issued pursuant to the exercise or conversion of Equity Interests of Parent, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens. Except as set forth on Section 4.4 of the Parent Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which Parent is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, or any outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to Parent. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.

4.5 Valid Issuance of Shares. The Share Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer hereunder and under the applicable restricted stock agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Parent or a stockholder. Assuming the accuracy of the representations of the Company in Article III of this Agreement and subject to any filings pursuant to Regulation D of the Securities Act and applicable state securities laws, which have been made or will be made in a timely manner, the Share Consideration will be issued in compliance with all applicable federal and state securities laws and Parent’s governing documents and stockholder agreements, copies of which have been made available to the Company and the Company Stockholder.

4.6 Litigation; Compliance with Laws.

(a) There are no Legal Proceedings pending or involving Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against the Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b) Parent has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, applicable Law (including all COVID-19 Measures).

(c) There is no Contract or Order (excluding any COVID-19 Measure) binding upon Parent or to which Parent or any of its assets is subject that restricts or prohibits, purports to restrict or prohibit, or has or would reasonably be expected to have (whether before or immediately after and giving effect to the Mergers) the effect of prohibiting, restricting or impairing any current or presently proposed business practice of Parent, any acquisition of property by Parent or the conduct or operation of Parent’s business or limiting the freedom of Parent.

4.7 Brokers’ Fees. None of Parent, First Merger Sub or Second Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the Transactions to which it is a party.

4.8 Tax Treatment. Neither Parent nor Merger Subs has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Mergers from qualifying for the Intended Tax-Free Treatment.

4.9 Financial Statements. Section 4.9 of the Parent Disclosure Schedule sets forth (i) the audited consolidated balance sheet of Parent as of December 31, 2021, and the related statements of income, cash flows and stockholders’ equity for the 12-month period then ended (the “Parent Most Recent FYE Financial Statements”) and (ii) the unaudited consolidated balance sheet of Parent as of September 30, 2022 (the “Parent Balance Sheet”; such date, the “Parent Balance Sheet Date”) and the related consolidated statement of operations for the nine-month period then ended (collectively, the “Parent Financial Statements”). The Parent Financial Statements (A) are derived from and in accordance with the books and records of Parent, (B) except as set forth on Section 4.9 of the Parent Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of Parent at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to (1) the absence of notes, which, if included, would not materially differ from the notes to the audited Parent Financial Statements and (2) normal recurring year-end audit adjustments).

4.10 Series C Bringdown. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, the following representations and warranties made by Parent in that certain Series C Preferred Stock Purchase Agreement, dated as of September 9, 2022 by and among Parent and the Purchasers named therein (the “Parent Series C SPA”) are true and correct in all material respects as of the Closing. Capitalized terms used in this Section 4.10 but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Parent Series C SPA.

(a) Subsidiaries. Other than Merger Subs, Parent does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Parent is not a participant in any joint venture, partnership or similar arrangement.

(b) Intellectual Property. Parent owns, possesses or, with respect to its business as proposed to be conducted only, reasonably believes it can acquire on commercially reasonable terms sufficient legal rights to all Parent Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. To Parent’s knowledge with respect to third party patents and trademarks only, no product or service marketed or sold (or proposed to be marketed or sold) by Parent violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Parent Intellectual Property, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Parent has not received any communications alleging that Parent has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person, and Parent does not have any specific reason to believe that such an allegation is forthcoming. Parent has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Parent’s business. It will not be necessary to use any inventions of any of its employees, contractors or consultants (or Persons it currently intends to hire) made prior to their employment, contract or consulting engagement (as applicable) by Parent, including prior employees, contractors or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee, contractor and consultant has assigned to Parent all intellectual property rights it, he or she owns that are related to Parent’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment, contract or consulting relationship with Parent that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Parent’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of Parent’s time or with the use of any of Parent’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for Parent. Subsection 4.10(b) of the Parent Disclosure Schedule lists all domain names, patents and patent applications as of September 9, 2022, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by or licensed to Parent. For purposes of Subsection 4.10(b) of the Parent Disclosure Schedule, Parent shall be deemed to have knowledge of a patent right if Parent has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Parent Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Parent’s rights in the Parent Intellectual Property. There are no options, licenses or agreements between Parent and any other Person with respect to Parent Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including, without limitation, with respect to any payments to be made or received by Parent thereunder. Parent is not a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world.

(c) Agreements; Actions.

(i) Except for the Transaction Documents (as defined herein) or as set forth in Subsection 4.10(c) of the Parent Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which Parent a party or by which it is bound that involve (A) obligations (contingent or otherwise) of, or payments to, Parent in excess of $500,000, (B) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Parent, (C) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Parent’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (D) indemnification by Parent with respect to infringements of proprietary rights.

(ii) Except as set forth in Subsection 4.10(c)(ii) of the Parent Disclosure Schedule, Parent has not (A) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (B) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, (C) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (D) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (i) and (ii) of this Section 4.10(c), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Parent has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(iii) Parent is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) Certain Transactions.

(i) Other than (A) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (B) standard director and officer indemnification agreements approved by the Board of Directors, (C) the purchase of shares of Parent’s capital stock and the issuance of options to purchase shares of Parent Common Stock, in each instance, approved in the written minutes of the Board of Directors and (D) the Transaction Agreements, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(ii) Parent is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Parent’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Parent or, to Parent’s knowledge, have any (A) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Parent’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (B) direct or indirect ownership interest in any firm or corporation with which the Parent is affiliated or with which Parent has a business relationship, or any firm or corporation which competes with Parent except that directors, officers, employees or stockholders of Parent may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Parent; or (C) financial interest in any material contract with Parent.

(e) Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, Parent is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Parent’s knowledge, except as contemplated in the Voting Agreement, no stockholder of Parent has entered into any agreements with respect to the voting of capital shares of Parent.

(f) Property. The property and assets that Parent owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets. With respect to the property and assets it leases, Parent is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Parent does not own any real property.

(g) Changes. Since the Balance Sheet Date there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(iii) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(v) any material change to a material contract or agreement by which Parent or any of its assets is bound or subject;

(vi) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii) any resignation or termination of employment of any officer or Key Employee of Parent;

(viii) any mortgage, pledge, transfer of a security interest in, or lien, created by Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets;

(ix) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x) any declaration, setting aside or payment or other distribution in respect of any of Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent;

(xi) any sale, assignment or transfer of any Parent Intellectual Property that could reasonably be expected to result in a Parent Material Adverse Effect;

(xii) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Parent;

(xiii) to Parent’s knowledge, any other event or condition of any character, other than events affecting the economy or Parent’s industry generally, that could reasonably be expected to result in a Parent Material Adverse Effect; or

(xiv) any arrangement or commitment by Parent to do any of the things described in this Section 4.10(h).

(h) Employee Matters.

(i) None of Parent’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Parent or that would conflict with Parent’s business.

(ii) Parent is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Parent has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Parent has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Parent and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii) To Parent’s knowledge, no Key Employee intends to terminate employment with Parent or is otherwise likely to become unavailable to continue as a Key Employee. Parent does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Parent is terminable at the will of Parent. Except as set forth in Subsection 4.10(h)(iii) of the Parent Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 4.10(h)(iii) of the Parent Disclosure Schedule, Parent has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(iv) Subsection 4.10(h)(iv) of the Parent Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Parent, or which Parent participates in or contributes to, which is subject ERISA. Parent has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(v) Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent, has sought to represent any of the employees, representatives or agents of Parent. There is no strike or other labor dispute involving Parent pending, or to Parent’s knowledge, threatened, which could have a Parent Material Adverse Effect, nor is Parent aware of any labor organization activity involving its employees.

(vi) To Parent’s knowledge, none of the Key Employees or directors of Parent have been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(vii) Each former Key Employee whose employment was terminated by Parent has entered into an agreement with Parent providing for the full release of any claims against Parent or any related party arising out of such employment.

(i) Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by Parent which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of Parent which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Parent has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(j) Insurance. Parent has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Parent with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

(k) Employee Agreements. Each current and former employee, consultant and officer of Parent has executed an agreement with Parent regarding confidentiality and proprietary information substantially in the form of the Confidential Information Agreements. No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms made available to the Company. Parent is not aware that any of its employees is in violation of any agreement covered by this Section 4.10(k).

(l) Permits. Parent has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Parent Material Adverse Effect. Parent is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(m) Corporate Documents. The Restated Certificate and Bylaws of the Parent are in the form provided to the Company.

(n) 83(b) Election. To Parent’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Parent Common Stock.

(o) Real Property Holding Corporation. Parent is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. Parent has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

(p) Environmental and Safety Laws. Except as could not reasonably be expected to have a Parent Material Adverse Effect to the best of its knowledge (i) Parent is and has been in compliance with all Environmental Laws; (ii) there has been no release or to Parent’s knowledge threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Parent; (iii) there have been no Hazardous Substances generated by Parent that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (iv) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Parent, except for the storage of hazardous waste in compliance with Environmental Laws. Parent has made available to the Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(q) Foreign Corrupt Practices Act. Neither Parent nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), and (iii) above in order to assist Parent or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Parent nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither Parent nor, to Parent’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

(r) Data Privacy. In connection with its collection, storage, use and/or disclosure of any Personal Information by or on behalf of Parent, Parent is and has been, to Parent’s knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) Parent’s privacy policies and public written statements regarding Parent’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which Parent is bound. Parent maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of Parent from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the extent Parent maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, Parent is in compliance with the applicable requirements of HIPAA, including all rules and regulations promulgated thereunder. Parent is and has been, to Parent’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To Parent’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of Parent such that Privacy Requirements require or required Parent to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of Parent’s confidential information or trade secrets.

(s) Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of Parent are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Parent and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of Parent that have been furnished or made available to the Company are accurate and complete. Parent is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of Parent, and Parent has not received any notices or correspondence from the FDA or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of Parent.

(t) FDA Approvals. Parent possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. Parent has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither Parent nor, to Parent’s knowledge, any officer, employee or agent of Parent has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (ii) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither Parent nor any of its officers, employees, or, to Parent’s knowledge, any of its contractors or agents is the subject of any pending or threatened investigation by the FDA pursuant to the FDA Application Integrity Policy and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither Parent nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither Parent nor any of its officers, employees, or to Parent’s knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

(u) FDA Regulation. Parent is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Parent, or complaint handling or adverse event reporting.

(v) Side Letters. Except as disclosed in Section 4.10(v) of the Parent Disclosure Schedule, there are no side letters or other agreements currently in effect between Parent and any of Parent’s existing stockholders.

(w) Sanctions Laws. Neither Parent, nor any of its Affiliates, nor any of their respective officers, directors, or employees is currently targeted by Sanctions.

4.11 Reliance.

(a) Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the Transactions, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule)

and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of the Sellers, the Company or any other Person has made any representation or warranty as to the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Parent or its officers, directors, Affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule).

(b) In connection with the due diligence investigation of the Company by Parent, Parent has received certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, none of the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.1 Conduct of the Business. From the Agreement Date until the earlier of the termination of this Agreement and the Closing Date, except (x) as set forth on Schedule 5.1 hereof, (y) if Parent shall have consented in writing (which shall not be unreasonably withheld, conditioned or delayed) or (z) as otherwise expressly required by this Agreement, (1) the Company shall conduct its business in the Ordinary Course and in compliance in all material respects with applicable Laws, Permits and Material Contracts, and (2) use commercially reasonable efforts to preserve, protect and maintain intact the assets, properties and present business organizations relating to the Company, keep available the services of the present officers of the Company and preserve, protect and maintain intact the Company’s material business relationships; provided that, notwithstanding the foregoing or clause (2) of this Section 5.1, the Company may use available cash to repay any Indebtedness, pay Company Transaction Expenses (other than the Severance Obligations), to pay or prepay any other liabilities, in each case prior to the First Effective Time; and (3) the Company shall not:

(a) authorize, issue, sell, pledge, transfer, dispose of or deliver any notes, bonds or other debt securities or any equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, in each case, absolutely, contingently, now or in the future, or otherwise, any of its equity securities, or mortgaged or encumbered or permitted the properties, assets or equity securities of it or to become subject to any Liens;

(b) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c) amend or modify its Company Governing Documents;

(d) make any redemption or purchase of its equity interests;

(e) (i) purchase, acquire, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any assets, except (x) for sales of obsolete assets with de minimis or no book value and (y) sales of inventory in the ordinary course of business or (ii) enter into or agree to enter into any merger, consolidation, or joint venture with any other Person;

(f) sell, assign, transfer, abandon, permit to lapse, expire or otherwise dispose of, any patents, trademarks, trade names, copyrights or other Intellectual Property of the Company, necessary or material for the conduct of the Business, (ii) license (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business), sublicense, subject to any Lien any patents, trademarks, trade names, copyrights or other Intellectual Property of the Company, or (iii) purchase or acquire any material Intellectual Property other than in the ordinary course of business;

(g) disclose to any Person any confidential information or trade secrets, other than pursuant to an appropriately protective written confidentiality and non-disclosure Contract entered into in the ordinary course of business;

(h) amend, modify, rescind, assign, abandon, transfer, dedicate to the public, waive any rights or obligations under, release, let lapse or expire or voluntarily terminate any Material Contract, or enter into any new Contract that would be a Material Contract if entered into prior to the Agreement Date, in each case other than entering into new Contracts with customers or clients and renewals of existing Material Contracts (on substantially the same terms or terms more favorable to the Company) in the ordinary course of business, or change in any significant respect any business practice;

(i) make, incur or authorize any capital expenditures (or series of related capital expenditures) greater than $25,000 or commitments therefor or fail to timely make any capital expenditures reflected in the Company’s current budget made available to Parent;

(j) enter into any other material transaction with, or otherwise incur any liability to, any of its managers, officers or directors outside the ordinary course of business except pursuant to any agreement set forth on the Company Disclosure Schedule;

(k) except as required under applicable Law or the terms of any Company Employee Plan listed on Section 3.17(a) of the Company Disclosure Schedule: (A) grant or announce any incentive awards (whether cash or equity-based) or any increase in the salaries, bonuses or other compensation or benefits payable by the Company to any current or former Company Employee (other than annual merit or cost of living increases for employees whose annual base salary is equal to or less than $150,000 in the ordinary course of business consistent with past practice); (B) increase or decrease the benefits under, adopt, enter into, modify, amend or terminate any Company Employee Plan; (C) enter into, adopt or amend any equity or equity-based compensation employment, individual consulting, change in control, severance, retention or similar agreement or arrangement with or for any current or former Company Employee (other than offer letters providing for at-will employment without notice requirements or any post-termination obligations with newly-hired employees whose annual base salary would be equal to or less than $150,000 and who are hired in the ordinary course of business); or (D) take any action to accelerate the time of payment, funding or vesting of any compensation or benefit payable or to be provided to any current or former Company Employee (other than with respect to the acceleration of equity awards outstanding as of the Agreement Date);

(l) unless required by Law, (i) modify, extend, or enter into any CBA, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company;

(m) implement any employee layoffs, plant closings, relocations, consolidations, reductions in force, furloughs, temporary layoffs, material salary or wage reductions, or material work schedule changes;

(n) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual compensation in excess of $150,000;

(o) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor, except as required under applicable Law;

(p) make, change, or terminate (or file or request to make any such change to) any Tax accounting methods, make, change or terminate any material Tax election of the Company, file any amended Tax Return with respect to the Company, enter into any closing agreement, settle, compromise or resolve any Tax claim, assessment, audit or other proceeding related to Taxes of the Company, affirmatively surrender any right to claim a material refund of Taxes with respect to the Company, enter into any Tax allocation, sharing or indemnity agreement (other than any commercial contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), file any application or request for, or negotiate to conclude, any voluntary Tax disclosure, Tax amnesty, Tax ruling or similar arrangement with any Governmental Authority, consent to any extension or waiver of the limitation period applicable to any claim or assessment related to Taxes of the Company (other than pursuant to an extension of the filing date for any Tax Return obtained in the Ordinary Course), incur any liability for Taxes by the Company outside the ordinary course of business (except in connection with this Agreement), fail to pay any income or other material Tax that becomes due and payable (including any estimated Tax payments) after the Agreement Date, or file any Tax Return with respect to the Company in a manner inconsistent with the past practices of the Company;

(q) commence any Action or pay, discharge, waive, compromise or settle any Action (other than an Action with respect to Taxes or Tax Returns of the Company) if (A) the amount payable by the Company in connection therewith would exceed $25,000, (B) with any Governmental Authority or (C) would be reasonably likely to result in the admission of guilt by, or the imposition of any non-de minimis equitable relief on the Company;

(r) make any change to its Tax or accounting policies (except as required by GAAP or Law) or any change in its cash management practices (including with respect to accounts receivable and accounts payable) or make any write down in the value of its assets;

(s) commence any proceeding for the voluntary bankruptcy, liquidation, dissolution, consolidation, restructuring, reorganization or winding-up of the Company;

(t) enter into any Contract prohibiting or restricting the ability of the Company to conduct its business in any geographical area or to compete with any Person, in each case, after the Closing;

(u) other than cash distributions paid prior to the First Effective Time in the ordinary course of business, declare, set aside or make any payment or distribution of any cash or non-cash assets with respect to the Company’s equity interests or purchase, redeem or otherwise acquire any equity interests of the Company;

(v) make any loans or advances to, guarantees for the benefit of, or any investments in, any Persons or form any Subsidiary;

(w) directly or indirectly engage in any transaction that would be required to be set forth in Section 3.21 of the Company Disclosure Schedule if entered into on or prior to the Agreement Date;

(x) acquire (by merger, consolidation or other combination or acquisition of equity interests or assets or otherwise) any entity or any division thereof, or merge or consolidate with any other Person;

(y) issue, create, assume, incur or suffer any Company Debt, cancel any debts owed to or claims held by the Company, permit any Lien to be placed on any of the properties of the Company (other than Permitted Liens), or waive any right of the Company (including any write-off or compromise of any accounts receivable;

(z) make any cash payments to Company Employees other than regularly scheduled salary and Ordinary Course expense reimbursement, including, without limitation, annual bonuses, retention bonuses, transaction bonuses, severance or any other similar type of payment; or

(aa) agree, whether orally or in writing, to commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

5.2 Access to Books and Records. Notwithstanding anything to the contrary herein, from the Agreement Date until the earlier of the termination of this Agreement and the Closing Date, (a) the Company shall provide Parent and its authorized representatives (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and books and records of the Company in order for Parent to have the opportunity to make such investigation as shall be reasonably necessary in connection with the consummation of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that such access is reasonably likely to require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law; provided, however, that the Company will use commercially reasonable efforts to provide such information in an alternative manner so as to not violate such attorney-client privilege (including entering into a reasonable joint defense agreement).

5.3 Intentionally Omitted.

5.4 Exclusive Dealing.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the First Effective Time, the Company shall not, and shall cause any of its representatives (the “Company’s Representatives”) not to, directly or indirectly, (i) solicit, willingly encourage others to solicit, or willingly encourage, entertain, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of the Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Mergers or the other transactions contemplated by this Agreement or the Transaction Documents. The Company shall, and shall cause the Company’s Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and Parent’s representatives and Company’s Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and Parent’s representatives and Company’s Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. For the avoidance of doubt, if any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.4 not to take or to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.4.

(b) The Company shall immediately (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company (or, to the Company’s Knowledge, by any of the Company’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and Parent’s representatives. Such notice shall describe (to the extent permitted by agreements in place as of the Agreement Date) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; provided, that the Company shall endeavor in good faith to provide as much information as possible pursuant to the terms of such existing agreement. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

5.5 Tax Matters.

(a) Parent shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company that are first due (taking into account all extensions properly obtained) after the Closing Date and that relate in whole or in part to a Pre-Closing Tax Period (each, a “Parent Prepared Return”), and Parent shall timely remit or cause to be timely remitted any Taxes due in respect of such Parent Prepared Returns. Each such Parent Prepared Return shall (i) be prepared in a manner consistent with the past practice of the Company unless otherwise required by applicable Law, (ii) include all Transaction Deductions on the income Tax Return of the Company for the taxable period that includes the Closing Date to the extent such deductions are “more likely than not” (or higher level of comfort) deductible in a Pre-Closing Tax Period, and (iii) be prepared in a manner consistent with the Intended Tax-Free Treatment unless otherwise required by determination within the meaning of Section 1313(a) of the Code. Parent shall submit such Parent Prepared Return to the Seller Representative for review, comment and approval at least thirty (30) days prior to the due date for filing such Parent Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), which approval shall not be unreasonably withheld, delayed or conditioned and Parent shall incorporate all of the Seller Representative’s reasonable comments timely provided with respect to such Parent Prepared Returns that are “more likely than not” (or a higher level of comfort) to be upheld under applicable Law.

(b) For all purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, payroll, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages)

or any other similar transaction or transactions of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods by treating the taxable year of the Company for such Straddle Period as ending as of the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

(c) Unless otherwise required by applicable Law, to the extent that any of the following actions could (1) reduce the amount of Merger Consideration payable to the Sellers pursuant to the Agreement or (2) form the basis for a claim of indemnification against any Seller pursuant to this Agreement or otherwise, Parent shall not, without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, delayed or conditioned): (i) except for Tax Returns that are filed in accordance with Section 5.5(a), file or amend, or permit the Company, the First-Step Surviving Corporation, or the Surviving Entity or any of their Affiliates to file or amend, any Tax Return of the Company with respect to any Pre-Closing Tax Period; (ii) with respect to Tax Returns filed pursuant to Section 5.5(a), after the date such Tax Returns are filed pursuant to Section 5.5(a), amend or permit the Company, the First-Step Surviving Corporation, or the Surviving Entity or any of their Affiliates to amend any such Tax Return; (iii) extend or waive, or cause to be extended or waived, or permit the Company, the First-Step Surviving Corporation, or the Surviving Entity or any of their Affiliates to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency of the Company for a Pre-Closing Tax Period; (iv) make or change any election or change any method of accounting with respect to Taxes that applies in whole or in part to a Pre-Closing Tax Period; (v) initiate discussions or examinations or file voluntary disclosure agreements with any Governmental Authority regarding Taxes of the Company for any Pre-Closing Tax Period; or (vi) except as explicitly contemplated by this Agreement, engage in any transaction on the Closing Date after the Closing outside the Ordinary Course and consistent with the Company’s past practice; provided, that, prior to taking any action described in the foregoing clauses (i) – (vi), Parent shall consult in good in faith with the Seller Representative with respect to whether or not any such action is required by applicable Law.

(d) Parent shall give prompt written notice to the Seller Representative of the assertion of any claim, or the commencement of any Legal Proceeding, with respect to: (x) any Tax Return of the Company that relates to any Pre-Closing Tax Period; and (y) any Tax liability of the Company for which the Sellers could be partially or wholly responsible under this Agreement (each, a “Tax Claim”). With respect to a Tax Claim that relates solely to taxable periods that end on or before the Closing Date, the Seller Representative shall control any such Tax Claim; provided that the Seller Representative shall (1) keep Parent reasonably informed concerning the progress of such Tax Claim, (2) provide Parent copies of all correspondence and other documents relevant to such Tax Claim, and (3) not settle such Tax Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Claim which the Seller Representative does not or cannot elect to control pursuant to this Section 5.5(d), Parent shall have the right to control such Tax Claim, including the defense and settlement thereof; provided, to the extent any Tax Claim could form the basis for a claim of indemnification against the Sellers or otherwise could reduce the Merger Consideration, Parent shall (1) keep the Seller Representative reasonably informed concerning the progress of such Tax

Claim, (2) provide the Seller Representative copies of all correspondence and other documents relevant to such Tax Claim, and (3) not settle such Tax Claim without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Representative shall have the right to participate in the defense of any such Tax Claim controlled by Parent and to employ counsel, at its own expense, separate from the counsel employed by Parent, in each case, to the extent any such Tax Claim could form the basis for a claim of indemnification against the Sellers or otherwise could reduce the Merger Consideration. Notwithstanding anything herein to the contrary, in the event of any conflict between this Section 5.5(d) and Section 7.3, this Section 5.5(d) shall prevail.

(e) Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer Taxes and including any filing and recording fees, but not, for the avoidance of doubt, any capital gain Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) shall be borne one half by Parent, on the one hand, and one half by the Sellers, on the other hand. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return. Parent and the Company shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(f) For all applicable Tax purposes, the parties agree to, and unless otherwise required by a determination within the meaning of Section 1313(a) of the Code, no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(i) Any payments of Merger Consideration made in respect of Company Options (other than Company Assumed Options) pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due, (B) shall be net of any Taxes required to be withheld pursuant to applicable Tax Law and (C) shall, in respect of payments attributable to Company Options held by Company Employees only, be made through the Surviving Entity’s (or any Affiliate thereof or successor thereto) standard payroll procedures in accordance with Section 2.7.

(ii) Except as otherwise provided in Section 5.5(f)(i), none of the Merger Consideration (together with any other items properly treated as purchase price for U.S. federal income tax purposes (including any portion of the Expense Amount or Indemnity Holdback paid to the Sellers)) will be allocated to any restrictive covenant agreement, any employment agreement, or otherwise treated as compensation.

(iii) The parties hereto agree that for so long as there are shares of Share Consideration in the Indemnity Holdback: (A) the Sellers shall be entitled to receive dividends on, and shall be entitled to vote, the Share Consideration in the Indemnity Holdback, (B) the Sellers shall be treated as the owners of the Share Consideration in the Indemnity Holdback for income Tax purposes, and (C) the parties shall file all Tax Returns consistent with the treatment described in the forgoing clauses (A) and (B).

(iv) The Forfeited Equity that is forfeited, returned, contributed, transferred and, as necessary, assigned to the Company pursuant to the Equity Forfeiture Agreements shall be treated as having been contributed by each applicable Equity Forfeiture Participant to the capital of the Company. Each Equity Forfeiture Participant’s tax basis, if any, in the Forfeited Equity contributed to the capital of the Company pursuant to the Equity Forfeiture Agreements shall be reallocated to the remaining Company Capital Stock held by the Equity Forfeiture Participants immediately following such forfeiture, contribution, transfer and, as necessary, assignment.

(g) Parent, the Surviving Entity and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.5(a) and with respect to any Tax proceeding relating, in whole or in part, to any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in such party’s possession that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the First-Step Surviving Corporation and the Surviving Entity agree to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(h) The Sellers will be entitled to all Tax refunds, Tax credits or Tax overpayments of the Company for taxable periods or partial taxable periods ending on or before the Closing Date; provided, that such amounts will be net of: (i) any reasonable out-of-pocket costs incurred in obtaining such refund, credit or overpayment of Taxes, (ii) any Tax required to be withheld on such amount, (iii) any Taxes borne by Parent, the Surviving Entity, or any of their Affiliates as a result of their receipt of such refund, credit or overpayment of Tax, and (iv) any such amount taken into account in the calculation of Merger Consideration. For purposes of determining the portion of any refund, credit or overpayment of Tax related to a Straddle Period that the Sellers are entitled to under this Section 5.5(h), such refund, credit or overpayment shall be prorated based upon the method set forth in Section 5.5(b). If Parent, the Surviving Entity or any of their Affiliates receives any Tax refund or Tax credit or benefits from a Tax overpayment to which the Sellers are entitled pursuant to the first sentence of this Section 5.5(h) (each a “Pre-Closing Tax Refund”), Parent or the Surviving Entity, as applicable, will promptly pay (or cause their respective Affiliates to pay) the entire amount of such Pre-Closing Tax Refund (including interest only to the extent a Governmental Authority actually paid or credited Parent, the Surviving Entity or such Affiliate for interest with respect to such refund) to the Sellers. Upon reasonable request from the Seller Representative, Parent will cause the Surviving Entity to use commercially reasonable efforts to obtain any Pre-Closing Tax Refund which shall include filing an amended Tax Return (or application for refund or any other required filing) in order to obtain any Pre-Closing Tax Refund; provided, that Parent shall be reimbursed by the Sellers for all reasonable out of pocket expenses (including the cost of filing any amended Tax Returns) incurred in connection with obtaining any such Pre-Closing Tax Refund. In the event that any Pre-Closing Tax Refund is required to be repaid to the applicable Tax authority, the Sellers will promptly pay an amount equal to such Pre-Closing Tax Refund (together with any applicable interest and penalties) to Parent. In no event shall Pre-Closing Tax Refunds payable to the Company Stockholders exceed $350,000 in the aggregate.

(i) The determination of Pre-Closing Taxes included in “Company Debt” shall be calculated in accordance with the following assumptions (whether or not any Tax Returns of the Company (including, for the avoidance of doubt, Tax Returns of Company filed after the Closing) are in fact prepared in accordance with these assumptions):

(i) for income Tax purposes, the taxable year of Company ends as of the end of the day on the Closing Date;

(ii) no Taxes are incurred by Company on the Closing Date after the Closing outside the Ordinary Course (other than as explicitly contemplated by this Agreement);

(iii) all Transaction Deductions are included as deductions against taxable income in the Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” standard (or higher level of comfort) and assuming a timely election is made under IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any expenses related to the Transactions that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f);

(iv) to the extent permitted by applicable Law (including the application of Section 382), any net operating losses of the Company arising in taxable periods ending (or deemed to end) on or prior to the Closing Date shall be taken into account to reduce Tax liabilities for Pre-Closing Tax Periods;

(v) any estimated Tax payments, prepaid Taxes, other Tax deposits and Tax refunds (or credits in lieu thereof) of any particular type of Taxes for any Pre-Closing Tax Period, to the extent such payments, prepaid Taxes, deposits or refunds were not included in the calculation of Closing Cash, shall reduce the liability for such particular type of Taxes taken into account in Pre-Closing Taxes;

(vi) any liabilities, accruals or reserves for contingent Taxes or uncertain Tax positions, if any, with respect to Pre-Closing Tax Periods shall be disregarded; and

(vii) all such Taxes shall be determined based upon the past practices (including reporting positions, elections and accounting methods) of Company in preparing its Tax Returns and solely for jurisdictions in which Company has historically filed Tax Returns prior to the Agreement Date and any jurisdictions in which the Company has established nexus in the current or immediately prior taxable year.

5.6 Data Room. Within five (5) Business Days after the Closing, the Company shall deliver to Parent a true, correct and complete copy of the virtual data room made available to Parent and its outside counsel.

5.7 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that any or all such 401(k) Plans shall not be terminated). No later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent, which such approval shall not be unreasonably withheld or delayed. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the ordinary course of business), then such charges and/or fees shall be included in Company Transaction Expenses and shall be the responsibility of the Company.

5.8 Section 280G. No later than three (3) days prior to the Closing, the Company shall (i) use commercially reasonable efforts to secure from any Person who (A) is a “disqualified individual” (as defined in Section 280G of the Code) and (B) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (ii) for all such obtained waivers, submit for approval by the Company’s shareholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay or provide any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the Company’s shareholders as contemplated above. No later than seven (7) Business Days prior to the Closing Date, the Company shall provide to Parent and its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and Parent shall have reasonable opportunity to comment thereon. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that (x) a vote of the Company’s shareholders was conducted and the requisite approval received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided (collectively, this section is the “280G Covenant”).

5.9 Officers and Directors Insurance and Indemnification. Prior to the Closing Date, the Company shall obtain a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending six (6) years thereafter and which shall afford coverage for actual or alleged acts or omissions occurring at, during or prior to the Closing Date including with respect to the Transactions (including the Mergers) (the “D&O Tail Insurance”). Parent will cause the Surviving Entity to enforce the D&O Tail Insurance upon request of the D&O Indemnified Persons and will not allow the Surviving Entity to cancel or adversely amend the D&O Tail Insurance during its term in a manner that is adverse to the D&O Indemnified Persons without the Seller Representative’s consent; provided the Seller Representative shall not unreasonably withhold, delay or condition its consent with respect to any such amendment that is not material. The provisions of this Section 5.9 shall be enforceable by each D&O Indemnified Person and the Surviving Entity shall, and Parent shall cause the Surviving Entity or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such Person that is successful to enforce the obligations of Parent or the Surviving Entity or its successors under this Section 5.9. The obligations of Parent and the Surviving Entity and its successors under this Section 5.9 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable), which consent shall not be unreasonably withheld, delayed or conditioned with respect to any such amendment or modification that not material.

5.10 Termination of Employees. The Company shall terminate all then-active Company Employees and Company Contractors effective immediately prior to the First Effective Time, such that the Company shall not employ or engage any Company Employees or Company Contractors following the First Effective Time. All costs of severance, equity buyout, retention bonuses and other employee costs associated with said terminations of employment and engagement shall be included within the definition of Company Transaction Expenses.

5.11 Press Release. No press or public release or announcement concerning the Transactions or announcements to employees, contractors, customers or suppliers of the Company or Parent shall be issued on or following the Closing without both the Seller Representative’s and Parent’s prior written consent. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Seller Representative shall be permitted to announce that it has been engaged to serve as the Seller Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof

5.12 Agreements Relating to Parent Common Stock.

(a) Private Placement. Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and an exemption from qualification under the securities Laws of the State of California and other applicable state securities laws.

(b) Restrictions on Transfer. The Stock Consideration Shares shall be subject to any restrictions on transfer set forth in this Article V. The Stock Consideration Shares constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall also be conditioned on compliance with applicable state and foreign securities Laws. Each Company Stockholder who receives Stock Consideration Shares and every transferee or assignee of any Stock Consideration Shares from any Company Stockholder shall be bound by and subject to the terms and conditions of this Article V, Parent’s organizational documents and, if applicable, the Parent Investor Agreements, and Parent may require, as a condition precedent to the assignment or transfer of any Stock Consideration Shares, that any transferee or assignee must enter into an agreement with Parent, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article V, Parent’s organizational documents and, if applicable, the Parent Investor Agreements. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Parent acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Parent shall not be required (a) to transfer on its books any Stock Consideration Shares that have been transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Stock Consideration Shares, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so transferred.

(c) Legends. Each certificate or book-entry notation representing any Stock Consideration Shares issued hereunder shall bear the following legends (in addition to any other legends required by law, Parent’s organizational documents or any other agreement to which any such Company Stockholder is a party):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

5.13 Stockholder Notice. No later than the earlier of five (5) Business Days following the Agreement Date, and one (1) Business Day prior to the Closing, the Company shall prepare and, after written approval by Parent, mail or electronically deliver to each Company Stockholder other than the Company Stockholders who previously executed the Stockholder Written Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by

Section 262(d)(2) of the DGCL, together with a copy of Section 262 of DGCL, and (iii) any other notices or provisions required by applicable law. The Stockholder Notice shall include (A) a statement to the effect that the Company Committee had unanimously determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders and recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (B) such other information as is required or advisable under DGCL or other applicable law to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the prior written approval of Parent. The Company agrees to include in the Stockholder Notice such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required to be included under DGCL or other applicable law in the Stockholder Notice or in any amendment or supplement thereto, and the Company agree to cause the Company’s Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

5.14 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Section 6.2(a); provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company pursuant to this Section 5.14, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

(b) The Company shall give Parent prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Authority with respect to the Mergers or any of the other transactions contemplated by this Agreement, keep Parent informed as to the status of any such Legal Proceeding or known threat, and the Company shall permit Parent’s representatives to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Authority, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Legal Proceeding, including by providing Parent with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that such access is reasonably likely to require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law; provided, however, that the Company will use commercially reasonable efforts to provide such information in an alternative manner so as to not violate such attorney-client privilege (including entering into a reasonable joint defense agreement).

5.15 Confidentiality. The Company hereby agrees that any information obtained from or about Parent in connection with the negotiation and execution of this Agreement or the transactions contemplated hereby shall be governed by the Mutual Non-Disclosure Agreement, dated February 15, 2022, between the Company and Parent (the “Confidentiality Agreement”) until Closing. The Seller Representative agrees that the confidentiality agreement by and between the Seller Representative and the Company shall survive the Closing, shall cover all information received from Parent or the Surviving Corporation after the Closing, and shall be enforceable by Parent or the Surviving Corporation after the Closing.

5.16 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Section 6.1, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.

5.17 Notices and Consents. During the period starting on the Agreement Date and ending on the Closing Date or the earlier termination hereof, the Company shall use commercially reasonable efforts to send all notices to and obtain all consents, waivers and approvals of any third-party to any Contract as listed on Schedule 5.17. Such notices, consents, modifications, waivers and approvals, if obtained, shall be in form and substance acceptable to Parent (acting reasonably).

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Subs to effect the Mergers shall be subject to the satisfaction or waiver, at or prior to the First Effective Time, of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, Order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting or preventing consummation of the Mergers.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing or restraining, in any material respect, the consummation of the Mergers, (ii) prohibiting Parent’s ownership or operation of any portion of the business of Company, or (iii) compelling Parent or Company to dispose of or hold separate all or any portion of the business or assets of Company or Parent as a result of the Mergers, shall be in effect.

(c) No Actions. There shall be no Legal Proceeding of any nature or kind pending against Parent or any of its Affiliates, or against the Company or any of its Affiliates arising out of, or in any way connected with, this Agreement, the Transaction Documents, the Merger or any other transactions contemplated hereby or thereby.

6.2 Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent, First Merger Sub and Second Merger Sub to effect the Mergers and the other Transactions to which they are a party are subject to satisfaction of the following conditions:

(a) Representations, Warranties and Covenants.

(i) (A) The representations and warranties of the Company contained in Article III that are Fundamental Representations (other than Section 3.11 (Tax Matters)) shall be true and correct in all but de minimis respects as of the Agreement Date and as of the Closing Date as if made as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), and (B) the other representations and warranties of Company contained in Article II, other than the representations and warranties addressed by clause (A), that (1) are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Agreement Date and as of the Closing Date as if made as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)) and (2) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)); and

(ii) The Company shall have (A) performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing and (B) delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement.

(b) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company that is continuing.

(c) Certificate of Company. The Parent shall have received a certificate executed for and on behalf of the Company by an officer of the Company to the effect that, as of the Closing, the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company Governing Documents. A true and correct copy of the duly executed Stockholder Written Consent in the form attached hereto as Exhibit A, constituting the Requisite Stockholder Approvals, shall have been delivered to Parent.

(e) Third Party Consents and Notices. The Company shall have delivered to Parent copies of consents (signed by the applicable third Person) or notices, as applicable, provided to the third Persons specified or referenced in Schedule 6.2(e) with respect to the consummation of the Transactions in a form that is reasonably acceptable to Parent.

(f) Resignations. The Company shall have delivered to Parent the written resignations of each Person who is a director or officer of the Company in his or her capacity as such, properly executed by each such Person.

(g) FIRPTA Matters. The Company shall have delivered to Parent a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(h) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary or an assistant secretary of the Company, properly executed by such Person, certifying as to its certificate of incorporation and bylaws and (A) resolutions of the Company Committee and the written consent of the Company Stockholders adopting and approving this Agreement and the Transactions to which the Company is a party, including the Mergers and (B) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder.

(i) Good Standing Certificates. The Company shall have delivered to Parent a certificate of good standing from the office of the Secretary of State of the State of Delaware and each other state or jurisdiction in which the Company is qualified to do business as a foreign corporation certifying, as of a date no more than ten (10) Business Days prior to the Closing Date, that the Company is in good standing and (to the extent such information is readily available from such state or jurisdiction) that all applicable franchise Taxes and fees of the Company owed to such state or jurisdiction through such certification date have been paid.

(j) Pay-Off Letters. The Company shall have delivered to Parent duly executed copies of pay-off letters with respect to the Company Debt (the “Closing Pay-Off Indebtedness Documentation”), each in form and substance reasonably satisfactory to Parent.

(k) Invoices. Parent shall have received an invoice from each advisor or other service provider to the Company (other than any employee, director or officers of the Company), dated no more than three (3) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date, each in form and substance reasonably satisfactory to Parent.

(l) Payout Spreadsheet. The Company shall have delivered to Parent the Payout Spreadsheet.

(m) First Certificate of Merger. The Company shall have delivered to Parent a copy of the First Certificate of Merger, duly executed by the Company.

(n) Restrictive Covenant Agreements. The Company shall have delivered to Parent a copy of the Restrictive Covenant Agreements, duly executed by each of the individuals listed on Schedule 6.2(n).

(o) Support Agreements. Executed Supports Agreements as of the First Effective Time by Company Stockholders holding at least ninety percent (90%) of the Company’s Capital Stock.

(p) Parent Investor Agreements. Counterparts to each of the Parent Investor Agreements, duly executed by each Company Stockholder who, after the Closing. will own shares of Parent Common Stock sufficient to trigger the obligations set forth in Section 7.1(b) of the Parent Voting Agreement, other than Citadel Multi-Strategy Equities Master Fund Ltd., which is already a party to the Parent Investor Agreements.

(q) Equity Forfeiture Agreements. Within three (3) business days prior to the Closing, the Company shall have caused each person set forth on Schedule 6.2(q) (the “Equity Forfeiture Participants”) to have delivered to Parent an executed Equity Forfeiture Agreement in the form attached hereto as Exhibit I pursuant to which each person set forth on Schedule 6.2(q) shall have irrevocably agreed to forfeit, return, contribute, transfer and, as necessary, assign the designated portion of his or her Forfeited Equity set forth on Schedule 6.2(q), with the aggregate value of such Forfeited Equity to equal an amount at least equal to the value of the Assumed Options or 2,464,653 shares of Parent Common Stock, based on the Payout Spreadsheet dated as of the Agreement Date.

(r) 280G Stockholder Approval. The Company shall have performed and complied in all material respects with the 280G Covenant.

(s) Exchange Agent Agreement. The Seller Representative and the Exchange Agent shall have entered into the Exchange Agent Agreement.

(t) Consulting Agreements. The Company shall have delivered to Parent Consulting Agreements, in a form and substance acceptable to Parent, duly executed from each of the individuals listed on Schedule 6.2(t) (the “Anticipated Consultants”). While the terms of each Consulting Agreement are ultimately in the Parent’s discretion and subject to review by the Company, it is anticipated that the hourly rate payable as compensation for any services rendered under a Consulting Agreement will be based on the applicable Anticipated Consultant’s current base salary with the Company, and require a minimum 5 hour a week of services from the Anticipated Consultant during the term of the applicable Consulting Agreement. Notwithstanding anything herein to the contrary, Parent retains ultimate discretion whether to enter into Consulting Agreements with the Anticipated Consultants, and nothing herein shall be construed as a right to continued service with the Parent or the Company.

(u) Releases. Duly executed releases from each Company Employee receiving severance in connection with the Mergers and the other transactions contemplated by this Agreement and the Transaction Documents.

(v) Appraisal Rights. No Company Stockholder shall have exercised appraisal rights or dissenters’ rights under the DGCL or other applicable law with respect to shares of Company Capital Stock.

(w) Promised Options Acknowledgment and Release. The Company shall have provided to Parent, from [***], a release and waiver of any future claims agreement in a form and substance satisfactory to Parent, releasing [***].

Parent may waive any condition specified in this Section 6.2 if it executes a writing delivered to the Company so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and the Merger Subs for the purposes of this Section 6.2.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers and the other Transactions is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and the Merger Subs in this Agreement shall be true and correct in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and the Merger Subs as of a specified date, which shall be true and correct in all material respects as of such date).

(b) Covenants. Each of Parent and the Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(c) Secretary’s Certificates. Parent shall have delivered to the Company (i) a certificate of the secretary or an assistant secretary of First Merger Sub certifying as to its certificate of incorporation and bylaws and resolutions of the board of directors and sole stockholder of First Merger Sub adopting and approving this Agreement and the Transactions to which First Merger Sub is a party, including the Mergers and (ii) a certificate of the secretary or an assistant secretary of Parent certifying as to its certificate of incorporation and bylaws and resolutions of the Parent Board adopting and approving this Agreement and the Transactions to which Parent is a party, including the issuance of the Stock Consideration Shares.

(d) Parent Stockholder Consent. Parent shall have obtained all necessary approvals of its stockholders under its certificate of incorporation and bylaws for the issuance of the Share Consideration pursuant to this Agreement.

(e) Second Certificate of Merger. Parent shall have delivered to the Company a copy of the Second Certificate of Merger, duly executed by Parent.

(f) Exchange Agent Agreement. Parent and Exchange Agent shall have entered into the Exchange Agent Agreement.

The Company may waive any condition specified in this Section 6.3 if it executes a writing delivered to Parent so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company for the purposes of this Section 6.3.

ARTICLE VII

INDEMNIFICATION

7.1 Survival.

(a) The covenants and agreements of the parties shall survive the Closing in accordance with their terms.

(b) (i) the Fundamental Representations shall survive the Closing until the date which is thirty (30) days after the expiration of the statute of limitations applicable to the subject matter of such Fundamental Representation, and (ii) all other representations and warranties of the parties made in this Agreement shall survive the Closing until the date which is twelve (12) months after the Closing Date (the date in clause (i) or (ii), as applicable, the “R&W Survival Date”).

(c) No party hereto shall have any indemnification obligation pursuant to this Article VII or otherwise in respect of any representation, warranty, covenant or agreement unless the party seeking indemnification shall have delivered written notice of the existence of the claim for which indemnification is being sought on or before (i) the applicable R&W Survival Date, for any inaccuracy in or breach of any of the representations or warranties contained herein or (ii) the expiration of the applicable statute of limitations for any breach of a covenant or agreement hereunder or in the Transaction Documents. Any written claim for indemnification pursuant to this Article VII in respect of any representation, warranty, covenant or agreement that is made prior to the applicable expiration date for such representation, warranty, covenant or agreement and delivered to the party against whom such indemnification is sought in accordance with the provisions of this Article VII, shall survive thereafter and, as to any such claim, such subsequent expiration will not affect the rights to indemnification of the party making such claim, it being agreed that if such claim for indemnification is timely made, the relevant representations, warranties, covenants and agreements shall survive with respect to the claims for indemnification set forth on such notice until such matter is resolved. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, and (ii) the estimate of the amount of such claim, if reasonably estimable (which estimate shall not be conclusive of the final amount of such claim). The parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(d) Notwithstanding anything in this Article VII or any other provision of this Agreement to the contrary, (i) in the event of any acts of Fraud, the parties shall have all remedies available at Law or in equity (including for tort) against the Person who committed such Fraud, and (ii) claims of a party involving Fraud may be brought against the Person who committed such Fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

7.2 Indemnification for Company Breaches.

(a) Subject to each of the limitations set forth in this Article VII, after the Closing, the Company Stockholders (the “Indemnifying Sellers”) shall, on a several but not joint basis, in accordance with their respective Pro Rata Portion, but subject to subsection (b) below, indemnify, defend and hold harmless Parent, its Affiliates and their respective officers, directors, employees, agents, representatives and permitted successors and assigns (each, a “Parent Indemnified Party”) from and against any and all Damages that a Parent Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with:

(i) Any inaccuracy in or breach of any of the representations and warranties contained in Article III;

(ii) Any breach by the Company of any obligation, covenant or agreement set forth in this Agreement or any Transaction Document to which the Company is a party;

(iii) [Intentionally omitted.]

(iv) [Intentionally omitted.]

(v) Any misrepresentation or inaccuracy in the Payout Spreadsheet;

(vi) Any Pre-Closing Taxes (calculated in accordance with Section 5.5(i) (excluding Section 5.5(i)(vii))) to the extent not taken into account in the calculation of Merger Consideration;

(vii) Any claim by any Seller against any Parent Indemnified Party relating to the allocation or disbursement of the Merger Consideration (other than as required to be paid by Parent or the Surviving Entity, as applicable, pursuant to the terms of this Agreement);

(viii) the exercise by any Company Stockholder of appraisal rights or dissenters’ rights under applicable Law, including any payment made with respect to any Dissenting Share to the extent that such payment exceeds the value of the amount that otherwise would have been payable pursuant to Section 2.6(c) for such Dissenting Share;

(ix) any liabilities of the Company (including, without limitation, Company Debt or Company Transaction Expenses) that would be required to be set forth on a balance sheet of the Company prepared in accordance with GAAP and dated as of the Closing Date, which liabilities remain unpaid as of the Closing, but only to the extent that such liabilities are in excess of the sum of (A) Closing Cash plus (B) [***]; and

(x) any item set forth on Schedule 7.2(a)(x).

(b) Except in the case of any claims involving Fraud or breach of a Fundamental Representation, and subject to the limitations set forth in this Article VII, recourse by the Parent Indemnified Parties to the Indemnity Holdback shall be the Parent Indemnified Parties’ sole and exclusive remedy under this Agreement against the Indemnifying Sellers for Damages resulting from the matters referred to in Section 7.2(a)(i). The obligations of the Indemnifying Sellers under Section 7.2(a)(i) for a breach of a Fundamental Representation and under Sections 7.2(a)(ii) through 7.2(a)(x) shall be satisfied, first, from the Indemnity Holdback to the extent available, then, from the Indemnifying Sellers on a several and not joint basis based on such Indemnifying Sellers’ Pro Rata Portions. The maximum recovery for Damages in the aggregate under Section 7.2(a)(i) for a breach of a Fundamental Representation and under Sections 7.2(a)(ii) through 7.2(a)(x) shall be an amount equal to the Merger Consideration, and the maximum liability of an Indemnifying Seller (except in the event of such Indemnifying Seller’s own Fraud) shall be the Pro Rata Portion of the Merger Consideration actually received by such Indemnifying Seller.

(c) Surviving Entity. The parties acknowledge and agree that if the Surviving Entity suffers, sustains or becomes subject to or incurs any Damages, then (without limiting any of the rights of the Surviving Entity as an Indemnified Party), Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Entity, to suffer, sustain or become subject to or incur such Damages.

7.3 Indemnification Procedures for Third Party Claims. In the event that any claim or demand for which a party (an “Indemnifying Party”) would be liable to another party under this Article VII (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party in a Third Party Claim, the Indemnified Party shall with reasonable promptness (and in no event more than fifteen (15) Business Days after the Indemnified Party becomes aware of such Third Party Claim), notify the Indemnifying Party of such claim or demand (the “Claim Notice”), but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of a Claim Notice from the Indemnified Party (in this Section 7.3, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to assume the defense of such claim or demand (to the extent there are any Damages related to such claim or demand). All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VII. The Indemnified Party is hereby authorized prior to and during the Notice Period to, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. Notwithstanding the foregoing, the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the Damages that are subject or potentially subject to indemnification hereunder; provided, further, that the option to assume the defense shall not be available to the Indemnifying Party for Third Party Claims (A) where non-monetary relief is sought that is not merely incidental to the monetary relief that is sought, (B) involving criminal allegations, for which defense shall be assumed by the Indemnified Party with the right to retain (at the Indemnifying Party’s expense, subject to the limitations set forth in this Article VII) counsel of its choice, and (C) would reasonably be expected to be for an amount that, if paid, would result in the Indemnified Party bearing a greater share of such Liability than the Indemnifying Party, giving effect to the limitations set forth in this Article VII. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in, but not control, the defense thereof. If the Indemnifying

Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party, subject to the limitations set forth in this Article VII. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party, subject to the limitations set forth in this Article VII; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (not to be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, the settlement does not include any admission of liability and the Indemnified Party is fully released from all Liabilities relating to such claim or demand and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (not to be unreasonably withheld, conditioned or delayed). In addition, the Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. In the event that the Indemnifying Party does not assume the defense of such claim or demand, the Indemnified Party shall keep the Indemnifying Party reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnifying Party with all documents and information that the Indemnifying Party shall reasonably request and shall consult with the Indemnifying Party prior to acting on major matters, including settlement discussions. The Indemnifying Party may not enter into any compromise or settlement of such claim or demand in which the Indemnifying Party receives a release from all liabilities relating to such claim or demand in connection with a compromise or settlement, unless such release also applies to the Indemnified Party. With respect to any claim subject to indemnification under this Article VII, the parties shall cooperate in such a manner and use their commercially reasonable efforts to preserve in full the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any claim in which it has assumed or has participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure), and (ii) it will use commercially reasonable efforts to make all communications between any parties hereto and counsel responsible for or participating in the defense of any Third Party Claim so as to preserve any applicable attorney-client or work-product privilege. Notwithstanding the foregoing, in the event of a Third Party Claim that is a Tax Claim, the provisions of Section 5.5(d) shall govern and the provisions of this Section 7.3 shall not apply.

7.4 Indemnification Procedures for Inter-Party Claims.

(a) In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto (such notice, the “Indemnification Demand”).

(b) Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnifying Party shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within thirty (30) days of receipt of the Indemnification Demand. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice prior to the expiration of such thirty (30)-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Article VII, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined, subject to the limitations of this Article VII.

(c) If the Indemnifying Party delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in the Indemnification Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to the resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties and shall be binding and conclusive upon the parties hereto.

(d) If no such resolution can be reached during the thirty (30)-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such thirty (30)-day period (or such longer period as may be mutually agreed), the Indemnified Party shall be entitled to pursue all remedies available to it under this Agreement or otherwise under Law or equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement, including Section 9.9).

7.5 Certain Limitations.

(a) Notwithstanding the foregoing, the Indemnifying Sellers shall not have any Liability to the Parent Indemnified Parties for any claims for indemnification made by the Parent Indemnified Parties pursuant to Section 7.2(a)(i) other than claims for breaches of Fundamental Representations until the total amount which the Parent Indemnified Parties would recover under Section 7.2(a)(i) exceeds [***] (the “Indemnity Basket”), at which point the Parent Indemnified

Parties shall be entitled to recover for all such Damages from the first dollar up to the General Indemnity Cap; provided, however, that: the General Indemnity Cap shall not apply to any Damages based upon, arising out of, or by reason of (A) any inaccuracy of the Fundamental Representations or (B) Fraud; provided, however, that in the event of any Fraud results solely from the action or inaction of one or more Indemnifying Sellers, only such Indemnifying Sellers shall be liable to the Parent Indemnified Parties in respect of such Fraud. Any Damages based upon, arising out of, or by reason of (x) any breach of the Fundamental Representations, or (y) Fraud shall not count toward the General Indemnity Cap, but shall be subject to the caps described in Section 7.2(b).

(b) All Damages shall be net of any amounts actually recovered by the applicable Indemnified Party under Insurance Policies or other collateral sources (such as contractual indemnitees of any Person which are contained outside of this Agreement) with respect to such Damages, less any actual costs, deductibles or expenses incurred in connection with securing such amounts (including any increased premiums resulting therefrom). The Indemnified Party shall use commercially reasonable efforts to mitigate any Damages which form the basis of a claim for indemnification hereunder, including by making any insurance or other claims under applicable Insurance Policies then in effect or other collateral sources, in each case, that reasonably relate to or provide coverage with respect to any Damages for which any Indemnified Party has been indemnified under this Article VII. In no event shall any Indemnifying Party have any liability to the Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any other Transaction Document, or diminution of value or any damages based on any type of multiple; provided, that an Indemnifying Party shall be liable to the Indemnified Party for such punitive or exemplary damages to the extent they are recovered against an Indemnified Party pursuant to a Third Party Claim.

(c) If the amount to be netted pursuant to Section 7.5(a) from any payment required under this Article VII is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article VII, the Indemnified Party shall repay to the Indemnifying Parties, promptly after such determination, any amount that the Indemnifying Parties would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

(d) The Sellers shall have no indemnification obligation for Damages with respect to (i) any Taxes reflected in the calculation of Merger Consideration, (ii) any Taxes arising from actions taken by Parent, the Company, the First-Step Surviving Corporation, the Surviving Entity or any affiliate on the Closing Date and after the Closing outside of the ordinary course of business and not contemplated by this Agreement and (iii) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date.

(e) Subject to the limitations set forth in this Section 7.5, any claims for indemnification with respect to Company breaches and any claims for indemnification against the Indemnifying Sellers pursuant to this Article VII shall be satisfied by the Indemnifying Sellers, on a several but not joint basis, in accordance with their respective Pro Rata Portion of the Merger Consideration.

(f) Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Damages suffered by such Indemnified Party more than once, regardless of whether such Damages may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(g) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any Person not a party to this Agreement with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

(h) Solely for purposes of determining whether there is an inaccuracy in or breach of a representation or warranty, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty (except for the Materiality Scrape Exclusions) shall be disregarded. For the avoidance of doubt, such qualifications shall not be disregarded for purposes of determining the amount of any Damages in respect of any such inaccuracy in or breach of such representations or warranties.

(i) Parent is hereby authorized, at any time and from time to time, subject to (i) the procedures set out in Sections 7.3, and 7.4 and (ii) if applicable, the General Indemnity Cap, and after giving prior written notice to the Seller Representative, to set-off and apply any and all amounts owing by the Indemnifying Sellers under this Agreement against any shares of the Indemnity Holdback or, if applicable, the Stock Consideration Shares. Such shares of the Indemnity Holdback or Stock Consideration Shares shall be valued at the Parent Common Stock Per Share Price.

7.6 Indemnity Holdback Release. As promptly as practicable following the date which is twelve (12) months after the Closing Date (the “Indemnity Holdback Release Date”) Parent shall release to the Company Stockholders, based on their Pro Rata Portions, any shares of Parent Common Stock that comprise the Indemnity Holdback that have not been offset against claims for Damages in accordance with the terms and conditions of this Article VII less the portion of the Indemnity Holdback that is subject to all disputed claims for indemnification specified in any claim notice delivered to the Seller Representative prior to the Indemnity Holdback Release Date in accordance with this Article VII. Any portion of the Indemnity Holdback held following the Indemnity Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Parent upon the resolution of such claims shall be released within five (5) Business Days following final resolution of such claims to the Company Stockholders, based on their Pro Rata Portions.

7.7 Exclusivity. This Article VII shall provide the sole and exclusive remedy for any and all claims for any breach of representations, warranties, covenants and agreements set forth in, or otherwise relating to the subject matter of, this Agreement, except in the case of Fraud, or with respect to matters for which Section 9.2 permits a party to seek the remedy of specific performance or injunctive relief.

7.8 Tax Treatment of Indemnity Payments. All payments (if any) made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Merger Consideration for Tax purposes, to the maximum extent permitted by Law.

ARTICLE VIII

TERMINATION

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by January 4, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, Order or other legal restraint which is in effect and which has the effect of making the Mergers illegal;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date;

(e) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or the Merger Subs contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date; or

(f) by Parent if the Company shall not have delivered to Parent a copy of the Stockholder Written Consent within twenty-four (24) hours following the execution and delivery of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, however, nothing herein shall relieve any party from liability for the knowing and willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided further, however, that, the provisions of Section 5.11 (Press Release), Section 5.15 (Confidentiality), Article IX (General Provisions) and this Section 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Company Termination Fee.

(a) If this Agreement is terminated by Parent in accordance with Sections 8.1(b), (d) or (f), then promptly, but in any event within ten (10) Business Days after the date of such termination, the Company shall pay or cause to be paid to Parent, an amount in cash equal to [***] (the “Company Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, it being understood that in no event shall the Company Termination Fee be payable on more than one occasion. The parties hereto acknowledge and agree that the covenants contained in this Section 8.3 are a material and integral part of the transactions contemplated by this Agreement, that, without these agreements, such parties would not enter into this Agreement, and that any amount payable pursuant to this Section 8.3(a) does not constitute a penalty but shall constitute liquidated damages to compensate Parent and the Merger Subs.

(b) Following a termination of this Agreement by Parent in accordance with Sections 8.1(b), (d) or (f) (and, for the avoidance of doubt, without limiting the Parent’s rights under Section 9.2 to pursue the equitable remedies available to it thereunder prior to a valid termination of this Agreement), (i) the sole and exclusive remedy (whether at law, in equity, in contract, in tort, through piercing of the corporate veil, by or through a claim by or on behalf of a party or another Person or otherwise) of Parent, the Merger Subs or any of their respective Affiliates or any of their respective equityholders or representatives (collectively, the “Parent Releasing Parties”) against the Company, the Seller Representative or the Company’s equityholders for any losses, damages or liabilities of any such Persons for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any punitive, special, exemplary, indirect, consequential or incidental damages, or damages argued to be associated with lost profits or diminution in value) as a result of any breach of, or non-compliance with, any covenant, agreement, representation or warranty in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated or otherwise related or connected to this Agreement or the transactions contemplated by this Agreement (or the abandonment or termination thereof) shall be the right to receive the payment of the Company Termination Fee if due and payable hereunder, (ii) except for a Legal Proceeding against the Company seeking payment of the Company Termination Fee if the Company Termination Fee is due and payable hereunder, the Parent Releasing Parties shall not be entitled to commence or pursue any Legal

Proceeding against the Company arising out of, or in connection with, this Agreement or the transactions contemplated hereby (or the abandonment or termination thereof), (iii) except for the Company’s obligation to pay the Company Termination Fee if the Company Termination Fee is due and payable hereunder, neither the Company nor the Sellers shall have any further liability or obligation relating to, or arising out of, this Agreement, or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) and (iv) if any Parent Releasing Parties receive any payments from the Company, the Seller Representative or any of their respective Affiliates in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any such prior payments made by the Company, the Seller Representative or any of their respective Affiliates to any Parent Releasing Party.

(c) Notwithstanding anything to the contrary in this Agreement, under no circumstances will Parent or the Merger Subs be entitled to both (x) all or any portion of the Company Termination Fee, and (y) a grant of specific performance or other equitable remedies pursuant to Section 9.2. The Company Termination Fee is inclusive of any Taxes and any recovery of collection costs.

(d) The Company’s obligation to pay or cause to be paid the Company Termination Fee pursuant to Section 8.3(a) (if any) shall survive and remain in full force and effect and shall be enforceable by Parent, pursuant and subject to the limitations set forth in this Section 8.3.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise expressly provided herein, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Mergers are consummated. The costs and expenses incurred by the Exchange Agent shall borne by Parent.

9.2 Specific Performance; Remedies. The parties hereto agree that irreparable damage may occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties, the D&O Indemnified Persons, the Parent Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and permitted assigns.

9.4 Entire Agreement. This Agreement, including the Schedules, Exhibits and Annexes hereto, the Company Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, representatives, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company; provided, that Parent and the Merger Subs may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates or (b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates, in each case, who agrees in writing to be bound by the provisions hereof.

9.6 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (including by means of fax, email, Portable Document Format (PDF) file, Joint Photographic Experts Group (JPEG) file or other electronic transmissions), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party shall raise the use of fax, email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of fax, email, PDF, JPEG or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense.

9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or any Merger Sub, to:

ACELYRIN, INC.

23371 Mulholland Dr.

PMB 417

Woodland Hills, CA

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

3 Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: [***]

Email: [***]

(b) if to the Seller Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [******]

Telephone: [******]

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attention: [***]

Email: [***]

Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and, provided, further, that no email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.9 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8, in addition to any other method to serve process permitted by applicable Law.

THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10 Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

9.12 Disclosure Schedule. The Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, are arranged in sections and subsections corresponding to the sections and subsections contained in Article III and Article IV, respectively and are each intended to qualify such corresponding sections and subsections, respectively, and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be deemed to qualify and be included in another section thereof solely to the extent the relevance of such disclosure to such other section is reasonably apparent on its face. The inclusion of any information in any section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality or determination that any item arose in the Ordinary Course for any purpose whatsoever.

9.13 Appointment of Seller Representative.

(a) By voting in favor of the adoption of this Agreement, executing and delivering a Support Agreement or participating in the Merger and receiving the benefits thereof, each Seller shall be deemed to have approved the designation of and hereby designates the Seller Representative as of the Closing as the representative of the Sellers and as the attorney-in-fact and agent for and on behalf of each Indemnifying Sellers for all purposes in connection with this Agreement and the agreements ancillary hereto, including with respect to claims under Article VII, and the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under this Agreement and the agreements ancillary hereto, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Seller) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent and any other applicable Parent Indemnified Party to be indemnified, compensated or reimbursed for Damages, including through set-off or direct recovery from Indemnifying Sellers, in satisfaction of claims by Parent or any other Indemnifying Seller pursuant to Article VII (including by not objecting to such claims), (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) claims by Parent or any other Parent Indemnified Party pursuant to Article VII or (B) any dispute between any Parent Indemnified Party and any such Indemnifying Seller, in each case, relating to this Agreement or any of the transactions or other matters contemplated hereby and (iv) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall have authority and power to act on behalf of each Indemnifying Seller with respect to the disposition, settlement or other handling of all claims under Article VII and all rights or obligations arising under Article VII. The Indemnifying Sellers and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Seller Representative in connection with Article VII, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Seller Representative. Parent recognizes and intends that the power of attorney granted in this Section 9.13(a) and the powers, immunities and rights to indemnification granted to the Seller Representative hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Seller Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Sellers and shall be binding on any successor thereto. Each Seller (x) agrees that all actions taken by the Seller Representative under this Agreement shall be binding upon such Seller and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement. The Seller Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Seller Representative may engage attorneys, accountants and other professionals and experts. The Seller Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Seller Representative based on such reliance shall be deemed conclusively to have been taken in good faith. Parent may conclusively rely, without independent verification or investigation, upon any action of the Seller Representative as being the binding decision or action of the Sellers, and Parent shall not be liable to any Seller or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Seller Representative. The Person serving as the Seller Representative may be replaced from time to time by the holders of a majority in interest of the Stock Consideration Shares. No bond shall be required of the Seller Representative. After the Closing, notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers. The Seller Representative may resign at any time.

(b) The Seller Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (the “Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Seller Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

(c) Upon the Closing, the Company will wire an amount of $100,000 (the “Expense Fund”) to the Seller Representative, which will be used for any expenses incurred by the Seller Representative. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative will deliver any remaining balance of the Expense Fund to the Exchange Agent for further distribution to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing

9.14 Conflict of Interest. If the Seller Representative so desires, acting on behalf of the Sellers and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Seller Representative or the Sellers after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Seller Representative or the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or the Seller Representative consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

9.15 Attorney-Client Privilege.

(a) All communications involving attorney-client confidences between a Seller, its Affiliates or the Company and Cooley solely related to the negotiation, documentation and consummation of the Mergers and the Transactions (“Protected Communications”) shall be deemed to be attorney-client confidences and communications that belong solely to the Sellers and their Affiliates, and not that of the Surviving Entity, following the Closing, and may be waived only by the Seller Representative. Absent the consent of the Seller Representative, neither Parent nor the Surviving Entity shall have a right to access attorney-client privileged material of the Company related to the Mergers and the Transactions following the Closing and neither the Parent nor the Surviving Entity shall assert that the attorney-client privilege of the Company related to the Mergers was waived due to the inadvertent transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) of the Surviving Entity or were otherwise within the records of the Surviving Entity after the Closing).

(b) Notwithstanding the foregoing, in the event that a dispute arises between Parent or any of its Affiliates (including the First-Step Surviving Corporation, Surviving Entity, or other Subsidiary of Parent), on the one hand, and a third party other than the Seller Representative or any Seller, on the other hand, Parent and its Affiliates (including the First-Step

Surviving Corporation, Surviving Entity, or other Subsidiary of Parent) may assert the attorney-client privilege to prevent the disclosure of the Protected Communications to such third party; provided, however, that none of Parent or any of its Affiliates (including the First-Step Surviving Corporation, Surviving Entity, or other Subsidiary of Parent) may waive such privilege without the prior written consent of the Seller Representative. In the event that Parent or any of its Affiliates (including the First-Step Surviving Corporation, Surviving Entity, or other Subsidiary of Parent) is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Protected Communications, Parent shall, to the extent not prohibited by Law, promptly notify the Seller Representative in writing (including by making specific reference to this Section 9.15(b)) so that the Seller Representative (on behalf of the Sellers) can seek a protective order (at Parent’s expense) and Parent agrees to use commercially reasonable efforts to assist therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger and Reorganization as of the date first written above.

PARENT:	ACELYRIN, INC.

	By:	/s/ Shao-Lee Lin
	Name:	Shao-Lee Lin
	Title:	Chief Executive Officer

FIRST MERGER SUB:	WH1, INC.

	By:	/s/ Mina Kim
	Name:	Mina Kim
	Title:	President

SECOND MERGER SUB:	WH2, LLC
	By:	/s/ Mina Kim
	Name:	Mina Kim
	Title:	President

COMPANY:	VALENZABIO, INC.

By:
Name:
Title:

SELLER REPRESENTATIVE:	SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger and Reorganization as of the date first written above.

COMPANY:	VALENZABIO, INC.

	By:	/s/ John Doux
	Name:	John Doux
	Title:	Chair, Board of Directors

	By:	/s/ Michael Solomon
	Name:	Michael Solomon
	Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger and Reorganization as of the date first written above.

SELLER REPRESENTATIVE:	SHAREHOLDER REPRESENTATIVE SERVICES LLC

	By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]